Exhibit 10.27

LOAN AGREEMENT

Dated as of                     , 2004

Between

CAPITAL LODGING PROPERTIES I, L.P., as Maker,

CAPITAL LODGING TRS OPERATIONS I, INC., as Maker,

CAPITAL LODGING MARYLAND PROPERTIES, LLC, as Maker and

CAPITAL LODGING MARYLAND PROPERTY HOLDINGS, LLC, as Maryland

Guarantor

collectively, as Borrower

and

BANK OF AMERICA, N.A.,

as Lender

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of                 , 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BANK OF AMERICA, N.A., a national banking association, having an address at Bank of America Corporate Center, 214 North Tryon Street, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “Lender”), CAPITAL LODGING PROPERTIES I, L.P., a Delaware limited partnership (“Capital Lodging LP”), CAPITAL LODGING TRS OPERATIONS I, INC., a Delaware corporation (“Operating Lessee”), CAPITAL LODGING MARYLAND PROPERTIES, LLC, a Delaware limited liability company (“Maryland Maker”), each having an address at 2927 Maple Avenue, Suite 503, Dallas, Texas 75201 (Capital Lodging LP, Operating Lessee and Maryland Maker individually and collectively, as the context may require, referred to herein as the “Maker”), and CAPITAL LODGING MARYLAND PROPERTY HOLDINGS, LLC, a Delaware limited liability company, having an address at 2927 Maple Avenue, Suite 503, Dallas, Texas 75201 (“Maryland Guarantor”) (the Maryland Guarantor and the Maker shall individually and collectively, as the context may require, together with its successors and/or assigns, be referred to as “Borrower”).

RECITALS:

Maker desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Maker, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.

“Acceptable Counterparty” shall mean any counterparty to the Rate Cap that has and shall maintain, until the expiration of the applicable Rate Cap, a credit rating of not less than AA- from S&P and not less than Aa3 from Moody’s. Such credit ratings maybe obtained by a guaranty of the Counterparty’s obligations under the Rate Cap by a Person maintaining such credit ratings pursuant to a guaranty acceptable to Lender and the Rating Agencies.

“Accounts Receivable” shall have the meaning set forth in Article 1 of the Mortgage with respect to each Individual Property.

“Acquired Property” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“Acquired Property Statements” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“Act” shall have the meaning set forth in Section 6.1.

“Additional Replacement” shall have the meaning set forth in Section 9.5(g) hereof.

“Additional Required Repair” shall have the meaning set forth in Section 9.5(f) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Loans” shall mean a loan made by Lender to a parent, subsidiary or such other entity affiliated with Borrower or Borrower Principal.

“Affiliated Manager” shall have the meaning set forth in Section 7.1 hereof.

“Allocated Loan Amount” shall, for each Individual Property, have the meaning set forth on Exhibit C hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall have the meaning set forth in Section 5.21 hereof.

“Alteration Threshold” means (i) with respect to Alterations performed at any Individual Property, five percent (5%) of the Combined Allocated Loan Amount for the applicable Individual Property and (ii) with respect to all Alterations undertaken at the same time at all Individual Properties, two and one-half percent (2.5%) of the Combined Allocated Loan Amount.

“Annex” shall have the meaning set forth in Section 4.40 hereof.

“Annual Adjustment Date” shall mean January 1 of each calendar year beginning January 1, 2005.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures, for each Individual Property approved by Lender in accordance with Section 5.11(a)(iv) hereof for the applicable calendar year or other period.

“Annual Replacement Reserve Requirement” shall mean, for any calendar year beginning with calendar year 2005, five percent (5%) of the Operating Income of the Properties then encumbered by a Mortgage for the immediately preceding calendar year, as determined by Lender in its reasonable discretion, as the same may be adjusted pursuant to the terms of Section

9.2. The Annual Replacement Reserve Requirement shall be $3,708,600.00 until the occurrence of the first Annual Adjustment Date. In the event that any Individual Property is released from the Lien of the applicable Mortgage during the preceding calendar year in accordance with Section 2.5 hereof, Operating Income for such released Individual Property shall be excluded from the calculation of the Annual Replacement Reserve Requirement. Except as otherwise provided in the immediately preceding sentence, in computing the Annual Replacement Reserve Requirement, in no event shall the Operating Income for the Properties then encumbered by a Mortgage be less than the Operating Income for the Properties then encumbered by a Mortgage for the immediately preceding calendar year.

“Assignment of Management Agreement” shall mean with respect to each Individual Property that certain Assignment and Subordination of Management Agreement dated the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Borrower Principal” shall mean Capital Lodging Operating Partnership, L.P., a Delaware limited partnership.

“Breakage Costs” shall have the meaning set forth in Section 2.3(f)(iv) herein.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which federally insured depository institutions in the States of New York or North Carolina or the state in which the offices of the Servicer and the trustee in the Securitization are located are authorized or obligated by law, governmental decree or executive order to be closed, except that when used with respect to the determination of LIBOR, “Business Day” shall be a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.

“Capital Lodging” shall mean Capital Lodging, a Maryland real estate investment trust.

“Cash Management Account” shall mean have the meaning set forth in Section 10.1(a) hereof.

“Cash Management Period” shall mean the period commencing on the occurrence of a Triggering Event and ending on the occurrence of a Cash Management Period Termination Event.

“Cash Management Period Termination Event” shall mean

(i) in the event the Triggering Event was caused by the circumstances described in subsection (i) in the definition of Triggering Event, all Events of Default ceasing to exist;

(ii) in the event the Triggering Event was caused by the circumstances described in subsection (ii) in the definition of Triggering Event, the Net

Operating Income for the Properties then encumbered by a Mortgage for the immediately preceding twelve (12) full calendar months being equal to or greater than the product of (A) 0.75 and (B) the sum of the Closing NOI for each of the Properties then encumbered by a Mortgage; and

(iii) in the event the Triggering Event was caused by the circumstances described in subsection (iii) in the definition of Triggering Event, Lender’s receiving written notice from Mezzanine Lender that all Mezzanine Defaults cease to exist.

In the event multiple Triggering Events have occurred, no Cash Management Period Termination Event shall be deemed effective unless a Cash Management Period Termination Event has occurred for each such Triggering Event. Notwithstanding the foregoing, not more than three (3) Cash Management Period Termination Events shall occur during the term of the Loan.

“Casualty” shall have the meaning set forth in Section 8.2.

“Closing Date” shall mean the date of the funding of the Loan.

“Closing NOI” shall mean the Net Operating Income with respect to each Individual Property as of the Closing Date as shown on Schedule VIII attached hereto.

“Collateral Assignment of Interest Rate Cap” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Combined Allocated Loan Amount” shall mean, with respect to each Individual Property, the sum of the Allocated Loan Amount and the Mezzanine Loan Allocated Loan Amount.

“Consequential Loss” shall have the meaning set forth in Section 2.3(f)(ii).

“Control” shall have the meaning set forth in Section 7.1 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 8.4(b).

“Credit Card Direction Letter” shall have the meaning set forth in Section 1.1(e)(i) hereof.

“Creditors Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, for the applicable period of calculation, the ratio, as reasonably determined by Lender, of (i) Net Operating Income to (ii) the aggregate amount of Debt Service and Mezzanine Debt Service which would be due for the same period assuming the then-outstanding principal amount of the Loan and Mezzanine Loan is outstanding and calculated at a loan constant equal to eight and one-half percent (8.5%) or such other constant as may be required from time to time by the Rating Agencies.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) four percent (4%) above the Note Rate.

“Determination Date” shall mean (a) with respect to any Interest Period prior to the Interest Period that commences in the month during which the Securitization Closing Date occurs, two (2) Business Days prior to the start of the applicable Interest Period; (b) with respect to the Interest Period that commences in the month during which the Securitization Closing Date occurs, the date that is two (2) Business Days prior to the Securitization Closing Date and (c) with respect to each Interest Period thereafter, the date that is two (2) Business Days prior to the beginning of such Interest Period.

“Disclosure Document” shall have the meaning set forth in Section 13.5 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority.

An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean Bank of America, N.A. or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s). Notwithstanding the foregoing, PNC Bank, N.A. shall be deemed an Eligible Institution for so long as its short term unsecured debt obligation or commercial paper are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch.

“Embargoed Person” shall the meaning set forth in Section 4.39.

“Environmental Law” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Liens” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Report” shall have the meaning set forth in Section 12.5 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.

“Event of Default” shall have the meaning set forth in Section 11.1 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 5.11(c) hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.3(b).

“Extension Fee” shall mean one-eighth percent (1/8%) of the outstanding principal amount of the Note.

“Extension Option” shall have the meaning set forth in Section 2.3(b).

“Extraordinary Expense” shall mean an operating expense or capital expenditure with respect to each Individual Property that (i) is not set forth on the Annual Budget and (ii) is not subject to payment by withdrawals from the Replacement Reserve Account. Borrower shall deliver promptly to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for the approval of Lender.

“Extraordinary Expense Reserve Account” shall have the meaning set forth in Section 9.8(b) hereof.

“Extraordinary Expense Reserve Funds” shall have the meaning set forth in Section 9.8(b) hereof.

“FF&E” shall mean, with respect to each Property, furnishings, fixtures and equipment in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities and other public areas.

“Fitch” shall mean Fitch, Inc.

“Foreign Taxes” shall have the meaning set forth in Section 2.3(f)(ii).

“Franchise Agreement” shall mean that certain franchise agreement more specifically identified on Schedule III attached hereto.

“Franchisor” shall mean the franchisor with respect to the Franchise Agreement, as same is identified on Schedule III attached hereto.

“Franchisor Direction Letter” shall have the meaning set forth in Section 10.2 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.

“Ground Lease” shall mean, individually and collectively, as the context may require, each ground lease described on Schedule IV attached hereto and made a part hereof as such Schedule may be amended from time to time upon the release of an Individual Property.

“Ground Rent” shall mean rent and all other amounts due under the Ground Lease.

“Hazardous Materials” shall have the meaning set forth in Section 12.5 hereof.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Loan or Participations in the Loan, (c) any servicer or prior servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Mortgages.

“Indemnity Deed of Trust” shall mean, with respect to the Maryland Properties, that certain Indemnity Deed of Trust and Security Agreement executed and delivered by Maryland Guarantor as security for the Maryland Guaranty and encumbering the Maryland Properties, as the same may be amended, restated replaced, supplemented or otherwise modified from time to time.

“Independent Director” shall have the meaning set forth in Section 6.4.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by a Mortgage, together with all rights pertaining to such Property and Improvements, as more particularly described in each Mortgage and referred to therein as the “Property”.

“Insurance Premiums” shall have the meaning set forth in Section 8.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Interest Period” shall mean (a) with respect to the initial period for the accrual of interest due under this Agreement, the period from and including the Closing Date through but excluding the Selected Day first occurring after the Closing Date, and (b) with respect to the Payment Date occurring in                 , 2004 and each Payment Date thereafter, the period from and including the Selected Day immediately preceding the applicable Payment Date through but excluding the Selected Day next occurring after the applicable Payment Date. Notwithstanding the foregoing clause (b), if the Lender so elects at any time, the “Interest Period” shall be the calendar month preceding each Payment Date.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Investor” shall have the meaning set forth in Section 13.3 hereof.

“Issuer Group” shall have the meaning set forth in Section 13.5(b) hereof.

“Issuer Person” shall have the meaning set forth in Section 13.5(b) hereof.

“Lease” shall have the meaning set forth in the Mortgage with respect to each Individual Property.

“Legal Requirements” shall mean, with respect to each Individual Property, all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean a transferable, clean, irrevocable, unconditional, standby letter of credit in form, substance and amount reasonably satisfactory to Lender in its reasonable discretion, issued or confirmed by a commercial bank with a long term debt obligation rating of AA or better (or a comparable long term debt obligation rating) (the “Minimum L/C Rating”) as assigned by the Rating Agencies and otherwise satisfactory to Lender in its reasonable discretion (the “Issuing Bank”). The Letter of Credit shall be payable upon presentation of a sight draft only to the order of Lender at a New York City or Charlotte, North Carolina bank. The Letter of Credit shall have an initial expiration date of not less than one (1) year and shall be automatically renewed for successive twelve (12) month periods for the term of the Loan (unless such Letter of Credit provides that the issuing bank may elect not to renew the Letter of Credit upon written notice to the beneficiary at least thirty (30) days prior to its expiration date) and shall provide for multiple draws. The Letter of Credit shall be transferable by Lender and its successors and assigns at a New York City or Charlotte, North Carolina bank.

“LIBOR” shall mean, with respect to each Interest Period, a rate of interest per annum obtained by dividing

(a) the rate for deposits in U.S. Dollars, for a period equal to one month, which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the related Determination Date; provided, however, if Telerate is unavailable, the rate shall be as specified on Reuters Screen LIBOR Page or, more than one rate is specified on Reuters Screen LIBOR Page, the LIBOR Rate shall be the arithmetic mean of all rates. Lender shall determine the LIBOR Rate for each Interest Period and the determination of the LIBOR Rate by Lender shall be binding upon Borrower absent manifest error, by

(b) a percentage equal to 100% minus the applicable Reserve Percentage then in effect.

LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which the Lender prices loans on the date which LIBOR is determined by Lender as set forth above.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at the LIBOR Rate.

“LIBOR Margin” shall mean [three and one-half percent (3.50%)].

“LIBOR Rate” shall mean the sum of (i) LIBOR plus (ii) the LIBOR Margin.

“Lien” shall mean with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“LLC Agreement” shall have the meaning set forth in Section 6.1.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Assignments of Management Agreement, the Collateral Assignment of Interest Rate Cap, the Operating Lease Subordination Agreement, the Maryland Guaranty, the Lockbox Agreement, and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox” shall mean the post office address established pursuant to the Lockbox Agreement and maintained by Bank on behalf of Borrower and Lender pursuant to the terms thereof and to which Borrower shall direct all Rents and other income from the Property be sent pursuant to the Credit Card Direction Letters and the Franchisor Direction Letters.

“Lockbox Account” shall have the meaning set forth in Section 10.1(a) hereof.

“Lockbox Agreement” shall mean individually and collectively, as the context may require, (i) with respect to the Individual Properties located in Oak Ridge, Tennessee and Durham, North Carolina, those certain Three Party Agreements Relating to Lockbox Services by and among Borrower, Lender and Bank of America, N.A., as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time and (ii) with respect to those Individual Properties other than the Individual Properties located in Oak Ridge, Tennessee and Durham, North Carolina, those certain Property Account and Control Agreements by and among Borrower, Lender and PNC Bank, N.A., as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The term “Lockbox Agreement” shall also include any replacement agreement with respect to any Lockbox Account entered into in accordance with the terms of the Loan Documents and otherwise reasonably acceptable to Lender.

“Lockbox Bank” shall mean any Eligible Institution approved or appointed by Lender acting as Lockbox Bank under a Lockbox Agreement with respect to each Individual Property.

“Lockout Period” shall mean the period commencing on the date hereof and ending on the                         , 2005 [12 FULL MONTHS].

“Lockout Yield Maintenance Premium” shall mean an amount equal to five percent (5%) of the then principal amount of the Loan.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Major Lease” shall mean as to each Individual Property (i) any Lease which, individually or when aggregated with all other leases at such Individual Property with the same Tenant or its Affiliate, accounts for five percent (5%) or more of such Individual Property’s aggregate Net Operating Income, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of such Individual Property, or (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) or (ii) above.

“Maker” shall have the meaning set forth in the preamble hereto.

“Management Agreement” shall mean, with respect to any Individual Property, the management agreement entered into by and between Borrower [and/or Operating Lessee] and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Manager” shall mean Prism Hospitality, L.P. or such other entity selected as the manager of the Properties or any Individual Property in accordance with the terms of this Agreement.

“Maryland Guarantor” shall have the meaning set forth in the preamble hereto.

“Maryland Guaranty” shall mean that certain Guaranty dated as of the date hereof, given by Maryland Guarantor to Lender as the same may be amended, restated, replaced, supplemented, severed or otherwise modified from time to time.

“Maryland Maker” shall have the meaning set forth in the preamble hereto.

“Maryland Properties” shall mean (i)                                         , (ii)                                          and (iii)                                         .

“Material Adverse Effect” shall mean a material adverse effect, as determined by Lender in its reasonable discretion, on (i) the financial condition of any Borrower, (ii) the ability of Borrower to repay principal and interest on the Loan or to pay or perform any of its other material obligations, liabilities and indebtedness under this Agreement or any of the Loan Documents to which it is a party as such payment or performance becomes due in accordance with the terms thereof, (iii) the ability of the Borrower Principal to perform any of its obligations or liabilities under this Agreement as such obligation or liability becomes due in accordance with the terms hereof, (iv) the rights, powers and remedies of Lender under the Loan Documents or the validity, legality or enforceability of this Agreement or any of the other Loan Documents, (v) the security interest or lien of Lender in any Individual Property or the priority of such security interest or lien and (vi) the value or use of the Individual Properties collectively taken as a whole.

“Maturity Date” shall mean the Payment Date occurring in                     , 2007, as such date may be extended pursuant to Section 2.3(b) hereof.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 6.1(c).

“Mezzanine Borrower” shall mean individually and collectively, as the context may require, (i) Capital Lodging Properties I Limited Partner, L.P. and (ii) Capital Lodging TRS I, Corp.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time, interest payments, due under the Mezzanine Note for such period.

“Mezzanine Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine Loan Agreement.

[“Mezzanine Extension Option” shall have the meaning ascribed to the term “Extension Option” in the Mezzanine Loan Agreement.]

“Mezzanine Lender” shall mean the owner and holder of the Mezzanine Loan.

“Mezzanine Loan” shall mean that certain loan made by Mezzanine Lender to Mezzanine Borrower on the date hereof pursuant to the Mezzanine Loan Agreement, as the same may be amended or split pursuant to the terms of the Mezzanine Loan Documents.

“Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan Agreement dated as of the date hereof between Mezzanine Borrower and Mezzanine Lender.

“Mezzanine Loan Allocated Loan Amount” shall, with respect to each Individual Property, have the meaning ascribed to the term “Allocated Loan Amount” in the Mezzanine Loan Agreement.

“Mezzanine Loan Documents” shall mean all documents or instruments evidencing, securing or guaranteeing the Mezzanine Loan, including without limitation, the Mezzanine Loan Agreement.

“Mezzanine Note” shall mean that certain Promissory Note dated as of the date hereof given by Mezzanine Borrower to Mezzanine Lender in the principal amount of [$40,000,000.00.]

“Mezzanine Rate Cap” shall have the meaning ascribed to the term “Rate Cap” in the Mezzanine Loan Agreement.

“Monthly Payment Amount” shall mean the monthly amount of interest due and payable pursuant to this Agreement and the Note.

“Monthly Mezzanine Debt Service Payment Amount” shall mean the monthly amount of interest due and payable pursuant to the Mezzanine Loan Agreement and the Mezzanine Note.

“Moody’s” shall mean Moody’s Investor Services, Inc.

“Mortgage” shall mean, with respect to each Individual Property, except for the Maryland Properties, that certain first priority mortgage/deed of trust/deed to secure debt and security agreement dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and with respect to the Maryland Properties, each Indemnity Deed of Trust.

“Net Operating Income” shall mean, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Operating Income. Net Operating Income shall be calculated (i) based on the financial reports delivered to Lender pursuant to the terms hereof if such reports have been timely delivered by Borrower pursuant to the terms hereof and prepared by or on behalf of Borrower in good faith or (ii) by Lender in its sole discretion in the event such financial reports are not delivered to Lender in a timely manner or were not prepared by or on behalf of Borrower in good faith. For purposes of any computation of Net Operating Income required hereunder that includes one or more of the twelve (12) full months immediately preceding June 2004, the Net Operating Income for each such month shall be as set forth on Schedule VI attached hereto.

“Net Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Net Liquidation Proceeds After Debt Service” shall have the meaning set forth in the Mezzanine Loan Agreement.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.4(b)(vi) hereof.

“Note” shall mean that certain promissory note of even date herewith in the principal amount of [$60,000,000.00], made by Maker in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note Rate” shall mean (a) from and including the Closing Date through but excluding the Selected Day first occurring after the Closing Date, an interest rate per annum equal to             %; and (b) from and including the Selected Day first occurring after the Closing Date through and including the Maturity Date, an interest rate per annum equal to (i) the LIBOR Rate (in all cases where clause (ii) below does not apply), or (ii) the Static LIBOR Rate, to the extent provided in accordance with the provisions of Section 2.2(b).

“OFAC” shall have the meaning set forth in Section 4.40 hereof.

“Offering Document Date” shall have the meaning set forth in Section 5.11(c)(i)(D) hereof.

“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or due and payable, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Properties, including without limitation, utilities, ordinary repairs and maintenance, Insurance Premiums, license fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees equal to the greater of 3% of the Operating Income and the management fees actually paid under the Management Agreement, actual franchise fees incurred in connection with the operation of the Properties, operational equipment or other lease payments as approved by Lender, the sum of the Replacement Reserve Monthly Deposits required to be made, or would be required if the Letter of Credit or the Replacement Letter of Credit Cash Deposit, if applicable, had not been delivered by Borrower to Lender, during such period, but specifically excluding depreciation and amortization, income taxes, Debt Service, any incentive fees due under the Management Agreement, any item of expense that in accordance with GAAP should be capitalized but only to the extent the same would qualify for funding from the Reserve Accounts, any item of expense that would otherwise be covered by the provisions hereof but which is paid by any Tenant under such Tenant’s Lease or other agreement, and deposits into the Reserve Accounts.

“Operating Expense Reserve Account” shall have the meaning set forth in Section 9.10 hereof.

“Operating Expense Reserve Funds” shall have the meaning set forth in Section 9.10 hereof.

“Operating Income” shall mean, with respect to any period of time, all income, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts, Reserve Accounts or other accounts required pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy, non-recurring or extraordinary income, including, without limitation lease termination payments, any payments made under any Rate Cap or Mezzanine Rate Cap, and any disbursements to Borrower from the Reserve Funds.

“Operating Lease” shall mean those certain Operating Leases described on Schedule V attached hereto.

“Operating Lease Subordination Agreement” shall mean those certain Operating Lease Subordination Agreements with respect to the Properties dated the date hereof between Lender and Operating Lessee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Operating Lessee” shall mean Capital Lodging TRS Operations I, Inc.

“Operating Lessee Documents” shall mean the Note, Loan Agreement, Mortgages, the Assignment of Management Agreement and all other documents executed and/or delivered by Operating Lessee in connection with the Loan.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Participations” shall have the meaning set forth in Section 13.1 hereof.

“Patriot Act” shall have the meaning set forth in Section 4.40 hereof.

“Payment Date” shall mean the day that is seven (7) Business Days prior to the Selected Day.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Lien and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Individual Property, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, all of which in the aggregate as of the date hereof do not materially adversely affect the value or use of any Individual Property or Borrower’s ability to repay the Loan.

“Permitted Investments” shall mean to the extent available from Lender or Lender’s servicer for deposits in the Reserve Accounts, any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by a servicer of the Loan, the trustee under any securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the funds used to acquire such investment are required to be used under this Agreement and meeting one of the appropriate standards set forth below: [LENDER TO CONFIRM]

(a) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the General Services Administration (participation certificates), and the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) be rated “AAA” or the equivalent by each of the Rating Agencies, (iii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iv) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (v) such investments must not be subject to liquidation prior to their maturity;

(b) reserved;

(c) obligations of the following United States government sponsored agencies: the Federal Home Loan Banks (consolidated debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(d) unsecured certificates of deposit or time deposits of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity; and

(e) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity.

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment or (C) such obligation or security has a remaining term to maturity in excess of one (1) year, [and provided, further, however, no obligation or security shall be a Permitted Investment following written notification by Borrower to Lender that such obligation or security may not qualify as “cash,” “cash items” or “Government securities” within the meaning of section 856(c)(4)(A) of the Internal Revenue Code of 1986 as it may be from time to time amended — LENDER TO CONFIRM].

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgages.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion.

“Policies” shall have the meaning specified in Section 8.1(b) hereof.

“Prepayment Lockout Window” shall mean, with respect to any Interest Period, the period from the Payment Date through the end of such Interest Period.

“Prohibited Transfer” shall have the meaning set forth in Section 7.2 hereof.

“Prepayment Premium” shall mean an amount equal to (i) one percent (1%) of the principal amount of the Loan being prepaid if the applicable prepayment is made after             , 2005 [12 FULL MONTHS] and prior to             , 2006 [24 FULL MONTHS] and (ii) zero percent (0.0%) of the amount of the Loan being prepaid if the applicable prepayment is made on or after             , 2006 [24 FULL MONTHS].

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Provided Information” shall have the meaning set forth in Section 13.4(a) hereof.

“Qualified Manager” shall mean Manager or a reputable and experienced professional management organization (a) which manages, together with its affiliates, at least ten (10) full-service hotels, exclusive of the Properties and (b) approved by Lender, which approval shall not have been unreasonably withheld and for which Lender shall have received (i) written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, and (ii) with respect to any Affiliated Manager, a revised substantive non-consolidation opinion if one was delivered in connection with the closing of the Loan.

“Rate Cap” shall mean an interest rate cap with a maturity date of the initial Maturity Date entered into with Bank of America, N.A. or an Acceptable Counterparty with a notional amount equal to the Loan for the term of the Loan and a LIBOR strike price not greater than [five percent (5%)]; provided, however, that in the event the rating of the counterparty (including, but not limited to, Bank of America, N.A.) to any Rate Cap is downgraded below the credit rating required to be maintained by the Acceptable Counterparty pursuant to the terms hereof, such Rate Cap will be replaced by a Rate Cap in the same form and substance as the Rate

Cap purchased by the Borrower in connection with the closing of the Loan and shall be obtained from a counterparty with a credit rating meeting the requirements set forth hereinabove with respect to an Acceptable Counterparty; and provided, further, such Rate Cap shall be accompanied by legal opinions regarding the Rate Cap, in form and substance acceptable to Lender, including, without limitation opinions with respect to (i) enforceability, (ii) payment priority, (iii) choice of law and (iv) enforcement of judgments. Furthermore, each Rate Cap shall provide for (i) the calculation of interest, (ii) the determination of the interest rate, (iii) the modification of the Interest Period and (iv) the distribution of payments thereunder to be identical to the definition of Interest Period set forth herein.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been approved by Lender.

“REA” shall mean any “construction, operation and reciprocal easement agreement” or similar agreement (including any “separate agreement” or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting any Individual Property or portion thereof.

“Release” shall have the meaning set forth in Section 12.5 hereof.

“Release Price” shall mean, for each Individual Property being released in accordance with Section 2.5 hereof, (i) if the aggregate prepayments made pursuant to Section 2.5 prior to the date of the applicable release are equal to or less than $15,000,000 [$10,000,000 IN MEZZ], an amount equal to 100% of the Allocated Loan Amount for such Individual Property, (ii) if the aggregate prepayments made pursuant to Section 2.5 prior to the date of the applicable release are greater than $15,000,000 [$10,000,000 IN MEZZ] and equal to or less than $30,000,000 [$20,000,000 IN MEZZ], an amount equal to 110% of the Allocated Loan Amount for such Individual Property; and (iii) if the aggregate prepayments made pursuant to Section 2.5 prior to the date of the applicable release are greater than $30,000,000 [$20,000,000 IN MEZZ], an amount equal 120% of the Allocated Loan Amount for such Individual Property.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” (within the meaning of Section 860D, or applicable successor provisions, of the Code) that holds the Note.

“Rent Roll” shall have the meaning set forth in Section 4.24 hereof.

“Rents” shall have the meaning set forth in the Mortgages with respect to each Individual Property.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current rating of the Securities or any class thereof; and (b) a conditional assignment of management agreement substantially in the form of the Assignment of Management Agreement (or such other form acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Rate Cap” shall mean an interest rate cap from an Acceptable Counterparty with terms identical to the Rate Cap other than the term of such Rate Cap.

“Replacement Reserve Account” shall have the meaning set forth in Section 9.2(b) hereof.

“Replacement Letter of Credit Cash Deposit” shall mean                             .

“Replacement Reserve Funds” shall have the meaning set forth in Section 9.2(b) hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 9.2(b) hereof.

“Replacements” shall have the meaning set forth in Section 9.2(a) hereof.

“Required Repair Account” shall have the meaning set forth in Section 9.1(b) hereof.

“Required Repair Funds” shall have the meaning set forth in Section 9.1(b) hereof.

“Required Repairs” shall have the meaning set forth in Section 9.1(a) hereof.

“Required Work” shall have the meaning set forth in Section 9.4 hereof.

“Reserve Accounts” shall mean the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Required Repair Account, the Operating Expense Reserve Account, the Extraordinary Expense Reserve Account, the Cash Management Account or any other escrow account established by the Loan Documents. During a Cash Management Period, the Reserve Accounts other than the Cash Management Account may be a sub-account of the Cash Management Account.

“Reserve Funds” shall mean the Tax and Insurance Reserve Funds, the Replacement Reserve Funds, the Required Repair Funds, the Operating Expense Reserve Funds, the Extraordinary Expense Reserve Funds or any other escrow funds established by the Loan Documents.

“Reserve Percentage” shall mean, with respect to any day of any Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the Loan is determined), whether or not Lender has any Eurocurrency liabilities or such requirement otherwise in fact applies to Lender. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the Reserve Percentage. As of the date hereof, the Reserve Percentage is zero, however, there can be no assurance as to what such amount may be in the future.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of an Individual Property, the completion of the repair and restoration of such Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Consultant” shall have the meaning set forth in Section 8.4(b)(iii) hereof.

“Restoration Retainage” shall have the meaning set forth in Section 8.4(b)(iv) hereof.

“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 7.1 hereof.

“Securities” shall have the meaning set forth in Section 13.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Liabilities” shall have the meaning set forth in Section 3.5 hereof.

“Securitization” shall have the meaning set forth in Section 13.1 hereof.

“Securitization Closing Date” shall mean a date selected by Lender in its sole discretion by providing not less than twenty-four (24) hours prior notice to Borrower.

“Selected Day” means the fifteenth (15th) day of each calendar month, or such other date as determined by the Lender pursuant to Section 2.2(d) hereof.

“SPE Component Entity” shall have the meaning set forth in Section 6.1(b) hereof.

“Special Member” shall have the meaning set forth in Section 6.1(c).

“Standard Statements” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state or states with respect to an Individual Property the State in which such Individual Property or any part thereof is located.

“Static LIBOR Rate” shall have the meaning set forth in Section 2.2(b) hereof.

“Static LIBOR Rate Loan” shall have the meaning set forth in Section 2.3(f)(iii) hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 9.6 hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 9.6 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of any Individual Property under a Lease or other occupancy agreement with Borrower, other than hotel guests.

“Termination Fee Deposit” shall have the meaning set forth in Section 9.3(b).

“Title Company” shall mean [Lawyers Title Insurance Company.]

“Title Insurance Policy” shall mean that certain ALTA mortgagee title insurance policy issued with respect to each Individual Property and insuring the lien of the Mortgage.

“Transferee” shall have the meaning set forth in Section 7.5 hereof.

“Tribunal” shall mean any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

“Triggering Event” shall mean the earlier to occur of: (i) an Event of Default, (ii) any time the Net Operating Income for the Properties then encumbered by a Mortgage for the immediately preceding twelve (12) month period is less than 75% of the Closing NOI for the Properties then encumbered by a Mortgage or (iii) a Mezzanine Default.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Individual Property is located.

“Underwriter Group” shall have the meaning set forth in Section 13.5(b) hereof.

“Utility Bonds” shall mean utility bonds required to be delivered by Mortgage Borrower to any utility company providing utility services to each respective Individual Property.

Section 1.2. PRINCIPLES OF CONSTRUCTION

(a) All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. The term “Borrower”, as used herein, shall mean, individually and collectively, as the context requires, (i) “Maker” in its capacity as the owner of all the Properties other than the Maryland Properties, (ii) “Maker” in its capacity as Operating Lessee and (iii) “Maryland Guarantor” in its capacity as the owner of the Maryland Properties.

(b) All covenants, representations, terms and conditions contained in this Agreement applicable to (i) Borrower shall be deemed to apply to each Borrower individually, (ii) Maker shall be deemed to apply to each Maker individually and (iii) Property or Properties shall be deemed to apply to each Individual Property individually.

ARTICLE 2

GENERAL TERMS

Section 2.1. LOAN COMMITMENT; DISBURSEMENT TO BORROWER

(a) Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Maker hereby agrees to accept the Loan on the Closing Date.

(b) Maker may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.

(c) The Loan shall be evidenced by the Note and secured by the Mortgages and the other Loan Documents.

(d) Maker shall use the proceeds of the Loan to (i) pay certain costs in connection with the acquisition of the Properties, (ii) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (iii) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (iv) fund any working capital requirements of the Properties, and (v) distribute the balance, if any, to its partners, members or shareholders, as applicable.

Section 2.2. INTEREST RATE

(a) Note Rate. Interest on the outstanding principal balance of the Loan shall bear interest at the Note Rate. Except as otherwise set forth in this Agreement, interest shall be paid in arrears.

(b) Unavailability of LIBOR Rate. In the event that Lender shall have determined (which determination shall be conclusive and binding upon Maker absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Maker at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the Note Rate, commencing with the first (1st) day of the next succeeding Interest Period, shall be the LIBOR Rate in effect for the most recent Interest Period (the “Static LIBOR Rate”).

If, pursuant to the terms of this Agreement, the Loan has been converted to the Static LIBOR Rate and Lender shall determine (which determination shall be conclusive and binding upon Maker absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Maker, and the Static LIBOR Rate shall convert to the LIBOR Rate effective on the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Maker have the right to elect to convert from the LIBOR Rate to the Static LIBOR Rate.

(c) Computations and Determinations. All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. Lender shall determine each interest rate applicable to the Debt in accordance with this Agreement and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Lender shall be prima facie evidence of all sums owing to Lender from time to time under this Agreement, but the failure to record any such information shall not limit or affect the obligations of Maker under the Loan Documents.

(d) Selected Day. Prior to a Securitization, Lender may in its sole discretion change the day of the month that will constitute the Selected Day.

(e) Default Rate. Any principal of, and to the extent permitted by applicable law, any interest on the Note, and any other sum payable hereunder, which is not paid when due shall bear interest from the date due and payable until paid, payable on demand, at the Default Rate.

(f) Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Maker is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the LIBOR Rate, the Static LIBOR Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3. LOAN PAYMENTS

(a) Payments. Maker agrees to pay sums under the Note in installments as follows:

(i) on the Closing Date, a payment of all interest that will accrue calculated at the Note Rate for the period from and including the Closing Date through and including the last day of the initial Interest Period;

(ii) on each Payment Date, the monthly installment of interest calculated at the Note Rate for the applicable Interest Period; and

(iii) on the Maturity Date, the outstanding principal amount and all interest thereon, together with interest through the end of the Interest Period in which the Maturity Date falls. The accrued and unpaid interest due on the Maturity Date shall be calculated for the full final Interest Period, notwithstanding that such Interest Period may extend beyond the Maturity Date.

(b) Extension of the Maturity Date. Maker shall have the option to extend the term of the Loan beyond the initial Maturity Date for two (2) successive terms (each, an “Extension Option”) of one (1) year each to (x) the Payment Date occurring in [            ], 2008, and (y) the Payment Date occurring in [            ], 2009 (each such date, the Extended Maturity Date”), respectively, and, as to each Extension Option, upon satisfaction of the following terms and conditions:

(i) no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable extension term is commenced;

(ii) Maker shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than three (3) months, and no later than one (1) month, prior to the then applicable Maturity Date;

(iii) Maker shall obtain and deliver to Lender prior to exercise of such Extension Option, one or more Replacement Rate Caps, which Replacement Rate Caps shall be effective commencing on the first day of such Extension Option and shall have a maturity date not earlier than the Maturity Date as extended pursuant to the terms of this Section 2.3;

(iv) in connection with each Extension Option, Maker shall have delivered to Lender together with its notice pursuant to subsection (b) of this Section 2.3 and as of the commencement of the applicable Extension Option, an Officer’s Certificate in form acceptable to the Lender certifying that each of the representations and warranties of Maker contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time;

(v) in connection with the exercise of each Extension Option, Maker shall have paid to Lender the Extension Fee;

(vi) at the time the applicable Extension Option is exercised and on the date that the applicable extension term is commenced, the Debt Service Coverage Ratio of the Properties then encumbered by a Mortgage for the preceding twelve (12) full month period shall not be less than (a) with respect to the first Extension Option, [1.25:1.00] and (b) with respect to the second Extension Option, [1.35:1.00]; and

(vii) the Mezzanine Extension Option corresponding to the applicable Extension Option hereunder shall have been exercised in accordance with the terms of the Mezzanine Loan Agreement or the Mezzanine Loan shall be prepaid in full.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event the applicable Extension Option is exercised.

(c) Payments after Default. Upon the occurrence and during the continuance of an Event of Default, (i) interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate, and (ii) Lender shall be entitled to receive and Maker shall pay to Lender all cash flow from the Property in accordance with the terms of the Cash Management Agreement, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (x) the actual receipt and collection of the Debt (or that portion thereof that is then due) and (y) the cure of such Event of Default. To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgages. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment from Maker shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under this Agreement to accelerate and to continue to demand payment of the Debt upon the happening of and during the continuance any Event of Default, despite any payment by Maker to Lender.

(d) Late Payment Charge. If any principal or interest payment is not paid by Maker on or before the date on which it is due, Maker shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

(e) Method and Place of Payment. Each payment by Maker hereunder or under the Note shall be payable at P.O. Box 65585, Charlotte, North Carolina 28265-0585, or by wire transfer to Bank of America, N.A., ABA #111000025, Account #4782779943 for credit to CMSG, Loan #58324, Attn: Commercial Mortgage Loan Servicing #1777, or at such other place as the Lender may designate from time to time in writing, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Maker. Each payment by Maker hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 11:00 a.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Maker. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day succeeding such scheduled due date. Notwithstanding the foregoing, amounts due under the Loan Documents shall be deemed paid so long as there is sufficient money in the Cash Management Account for payment of such amounts pursuant to Section 10 of this Agreement and Lender’s access to such money has not been constrained or constricted in any manner.

(f) Additional Payment Provisions.

(i) If at any time after the date hereof, Lender (which shall include, for purposes of this Section, any corporation controlling Lender) reasonably determines that due to the adoption or modification of any Legal Requirement regarding Lender’s required levels of reserves, deposits, Federal Deposit Insurance Corporation insurance or capital (including any allocation of capital requirements or conditions), or similar requirements (other than requirements relating to taxation, which are addressed in subsection (ii) below), or any interpretation or administration thereof by any Tribunal or compliance of Lender with any of such requirements, has or would have the effect of (a) increasing Lender’s costs relating to the Loan, or (b) reducing the yield or rate of return of Lender on the Loan, to a level below that which Lender could have achieved but for the adoption or modification of any such Legal Requirements, Maker shall, within fifteen (15) days of any request by Lender, pay to Lender such additional amounts as (in Lender’s sole judgment, after good faith and reasonable computation) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender (a “Consequential Loss”). No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or so operate as to require Maker to pay any interest, fees, costs or charges greater than is permitted by applicable Law.

(ii)(A) All payments made by Maker hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authorities, which are imposed, enacted or become effective on or after the date hereof (such taxes being referred to collectively as “Foreign Taxes”), excluding (i) income, backup withholding, and franchise taxes of the United States of America, any state, or any political subdivision or taxing authority thereof or therein, (ii) any Foreign Tax imposed on Lender as a result of any connection between Lender and the taxing jurisdiction other than solely the entering into this Agreement and receiving payments hereunder and (iii) withholding taxes (other than backup withholding taxes) imposed by the United States of America, any state, or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender to comply with the terms of subsection (B) below. If any such non-excluded Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all such non-excluded Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Maker, as promptly as reasonably possible thereafter, Maker shall, if available, send to Lender an original official receipt or certified copy thereof showing payment of such Foreign Tax. Maker hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Maker to pay any such Foreign Tax when due to the appropriate taxing authority of which Lender shall have provided Maker with prior written notice or any failure by Maker to remit to Lender the required receipts or other required documentary evidence; provided that Maker’s obligation to indemnify hereunder for any such incremental taxes, interest or penalties will not apply to any such taxes, interest or penalties imposed as a result of any failure by Lender (or any person holding an interest in the Loan through Lender) to pay the relevant Foreign Tax promptly following Maker’s making of an indemnity payment hereunder.

(B) In the event that Lender or any successor and/or assign of Lender is not organized under the laws of the United States of America or a state thereof or is otherwise treated as a non - “United States Person” for federal income tax purposes, Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Maker two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes and to establish an exemption from United States backup withholding tax. In the event Lender is organized under the laws of the United States of America or a state thereof, Lender agrees that, prior to the first date on which any payment is due to such entity hereunder, it will deliver to Make an Internal Revenue Service Form W-9 or successor applicable form, as the case may be, establishing an exemption from United States backup withholding tax. Each entity required to deliver to Maker a Form W-8BEN or W-8ECI or Form W-9 pursuant to the preceding sentences further undertakes to deliver to Maker two further copies of the said W-8BEN or W-8ECI or Form W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W-8ECI, is the last day of each U.S. taxable year of the non U.S. entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Maker, and such other extensions or renewals thereof as may reasonably be requested by Maker, certifying in the case of a Form W-8BEN or W-8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case a change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Maker that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-9, establishing an exemption from United States backup withholding tax. Lender’s inability to notify Maker of any such Foreign Tax in accordance with the immediately preceding sentence shall in no way relieve Maker of its obligations under this Section 2.3(f)(ii).

(iii) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a Loan with the Note Rate being based on LIBOR as contemplated hereunder, (i) the obligation of Lender hereunder to make such Loan based on LIBOR or to convert the Loan from the Static LIBOR Rate to the LIBOR Rate shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a loan bearing interest at the Static LIBOR Rate (the “Static LIBOR Rate Loan”) on the next succeeding Payment Date or within such earlier period as required by law. Maker hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.3(f)(iii), Lender shall provide Maker with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional costs. Lender’s notice of such costs, as certified to Maker, shall be conclusive absent manifest error.

(iv) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law, but other than directives relating to taxation which are addressed in subsection (ii) above) hereafter issued from any central bank or other Governmental Authority:

(A) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate hereunder,

(B) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(C) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Maker shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.3(f)(iv), Lender shall provide Maker with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Maker shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Maker under this Agreement and the Loan Documents.

(v) Maker agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Maker in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan that did not include all interest which had accrued (or would have accrued) at the Note Rate through the end of the related Interest Period, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder, and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Note Rate from the LIBOR Rate to the Static LIBOR Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the day immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Maker under this Agreement and the other Loan Documents.

(vi) Lender shall not be entitled to claim compensation pursuant to this Section 2.3(f) for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than one hundred eighty (180) days before the date Lender notified Maker of the change in law or other circumstance on which such claim of compensation is based and delivered to Maker a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.3(f), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(vii) Within fifteen (15) days after request by Lender (or at the time of any prepayment), Maker shall pay to Lender such amount or amounts as will compensate Lender for any loss, cost, expense, penalty, claim or liability, including any loss incurred in obtaining, prepaying, liquidating or employing deposits or other funds from third parties and any loss of yield, as determined by Lender in its judgment reasonably exercised incurred by it with respect to the Loan as a result of the payment or prepayment of any amount on a date other than the date such amount is required or permitted to be paid or prepaid; provided that Lender delivers to Maker a certificate as to the amounts of such costs described herein, which certificate shall be conclusive in the absence of manifest error. Lender shall have no obligation to purchase, sell and/or match funds in connection with the funding or maintaining of the Loan or any portion thereof. The obligations of Maker under this Section shall survive any termination of the Loan Documents and payment of the Note and shall not be waived by any delay by Lender in seeking such compensation.

(viii) All payments made by Maker hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.

(ix) Except as otherwise provided in subsection (ii) above, remittances in payment of any part of the Loan in less than the required amount in immediately available U.S. funds shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the holder hereof in immediately available U.S. funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practices of the collecting bank or banks.

Section 2.4. PREPAYMENTS.

(a) Voluntary Prepayments. Except as otherwise provided herein, Maker shall not have the right to prepay the Loan in whole or in part prior to the expiration of the Lockout Period.

(b) Intentionally Deleted.

(c) Payments After the Lockout Period.

(i) At any time after the expiration of the Lockout Period, other than during a Prepayment Lockout Window, Maker may prepay the Loan in whole but not in part (other than as expressly permitted pursuant to Section 2.5) at any time upon not less than thirty (30) days prior written notice to Lender. Any such prepayment shall include the payment of the Prepayment Premium and all additional amounts required to be paid by Maker and all other amounts owing by Maker to Lender under this Agreement and the other Loan Documents, including, without limitation, any Breakage Costs incurred by Lender in connection with the cancellation or termination of a LIBOR or swap contract entered into in connection with the Loan. In addition, any such prepayment shall also include, simultaneously with such prepayment, a pro rata prepayment of the Mezzanine Loan.

(ii) All payments and prepayments of the Loan, whether voluntary, involuntary, at the Maturity Date or otherwise (but exclusive of prepayments made pursuant to Section 2.4(d) hereof) shall include (i) payment by Maker to Lender of the Prepayment Premium and (ii) Maker shall pay to Lender a sum equal to the amount of interest which would have accrued under this Note on the amount of such repayment or prepayment if such repayment or prepayment had occurred on the next Payment Date. For purposes of this Note, an involuntary prepayment shall be deemed to include, but not be limited to, a prepayment of the Loan in connection with or following the Lender’s acceleration of the outstanding balance of the Loan, whether or not the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by other means, including, without limitation, repayment of the Loan by the Maker or any other Person pursuant to any statutory or common law right of redemption.

(d) Insurance and Condemnation Proceeds; Excess Interest. Notwithstanding any other provision herein to the contrary, and provided no Default exists, Maker shall not be required to pay any Prepayment Premium in connection with any prepayment occurring solely as a result of (i) the application of Insurance Proceeds or Condemnation Proceeds pursuant to the terms of the Loan Documents, or (ii) the application of any interest in excess of the maximum rate permitted by applicable law to the reduction of the Loan.

(e) Prepayments Prior to the Lockout Period. If, during the Lockout Period, payment of all or any part of the Debt is tendered by Maker or otherwise recovered by Lender, such tender or recovery shall be (a) together with the Debt Service then due and (b) deemed a voluntary prepayment by Maker in violation of the prohibition against prepayment set forth in this Section 2.4 and Maker shall pay, in addition to the Debt, (x) an amount equal to the Lockout Yield Maintenance Premium and (y) the accrued and unpaid interest calculated for the full Interest Period in which such voluntary prepayment occurs.

(f) Application of Payments. All voluntary and involuntary prepayments on the Note shall be applied, to the extent thereof, to accrued but unpaid interest on the amount prepaid, to the remaining principal amount, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion, including, but not limited to, application to principal installments in inverse order of maturity. Following the occurrence of an Event of Default, any payment made on the Note shall be applied to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Note, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion.

Section 2.5. RELEASE OF PROPERTY.

Provided no Event of Default has occurred and is continuing, at any time after the expiration of the Lockout Period, Maker may obtain the release of an Individual Property from the Lien of the Mortgage thereon (and related Loan Documents) and the release of Maker’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), but only upon the satisfaction of each of the following conditions:

(a) Maker shall provide Lender with at least twenty (20) days but no more than ninety (90) days prior written notice of its request to obtain a release of the Individual Property;

(b) Borrower shall have sent a wire transfer to Lender of immediately available federal funds in an amount equal to the Release Price for the applicable Individual Property, together with (i) all accrued and unpaid interest on the amount of principal being prepaid on the date of such prepayment, (ii) the Prepayment Premium, if applicable, and (iii) all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial prepayment including, without limitation pursuant to Section 2.4(c) hereof;

(c) Maker shall have delivered evidence satisfactory to Lender that (i) Mezzanine Borrower has complied or will comply concurrently with the satisfaction of the conditions of this Section 2.5, with all of the terms and conditions set forth in Section 2.5 of the Mezzanine Loan Agreement with respect to the proposed release;

(d) Maker shall submit to Lender, not less than ten (10) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release shall be in a form appropriate in each State in which the Individual Property is located and shall contain standard provisions, if any, protecting the rights of the releasing lender. In addition, Maker shall provide all other documentation Lender reasonably requires to be delivered by Maker in connection with such release, together with a certificate of Maker certifying that (i) such documentation is in compliance with all applicable Legal Requirements, and (ii) the release will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(e) After giving effect to such release, Lender shall have determined that the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages shall be at least equal to the Debt Service Coverage Ratio for all of the Properties encumbered by a Mortgage immediately prior to such release (including the Individual Property to be released) for the twelve (12) full calendar months immediately preceding the release of the Individual Property;

(f) Lender shall have received evidence that the Individual Property to be released is being sold pursuant to an arms length transaction to a third party purchaser which is not an Affiliate of Maker; and

(g) Lender shall have received payment of all Lender’s costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of the Individual Property from the Lien of the related Mortgage and the review and approval of the documents and information required to be delivered in connection therewith.

ARTICLE 3

CONDITIONS PRECEDENT

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

Section 3.1. REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH CONDITIONS.

The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and Lender shall have determined that no Default or an Event of Default shall have occurred and be continuing nor will any Default or Event of Default occur immediately following the Closing Date; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

Section 3.2. DELIVERY OF LOAN DOCUMENTS; TITLE INSURANCE; REPORTS; LEASES.

(a) Mortgages, Loan Agreement and Note. Lender shall have received from Borrower a fully executed and acknowledged counterpart of the Mortgages and evidence that counterparts of the Mortgages and Uniform Commercial Code financing statements have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon the Properties, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of this Agreement, the Note and Assignment of Management Agreement and all other Loan Documents. Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with the Properties in the form required to properly perfect Lender’s security interest therein.

(b) Title Insurance. Lender shall have received a Title Insurance Policy issued by a Title Company and dated as of the Closing Date acceptable to Lender. Such Title Insurance Policy shall (i) provide coverage in the amount of the Loan, (ii) insure Lender that the Mortgages create a valid lien on the Properties of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The Title Insurance Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such Title Insurance Policy have been paid (or will be paid with a portion of the Loan proceeds).

(c) Survey. Lender shall have received a current title survey for each Individual Property, certified to the title company and Lender and their successors and assigns, in form and content reasonably satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. The survey shall include the following additional items from the list of “Optional Survey Responsibilities and Specifications” (Table A): 2, 3, 4, 6, 7(a), 7(b)(i), 7(c), 8, 9, 10 and 11. Such survey shall reflect the same legal description contained in the Title Insurance Policy referred to in subsection (b) above and shall include, among other things, a metes and bounds description of the real property comprising part of such Individual Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the survey and the surveyor shall provide a certification for each survey in form and substance reasonably acceptable to Lender.

(d) Insurance. Lender shall have received copies of the Policies required hereunder (or certificates of such policies evidencing the insurance coverage required hereunder), satisfactory to Lender in its sole discretion, and evidence that all Insurance Premiums payable for the existing policy period shall have been paid on or before the Closing Date.

(e) Environmental Reports. Lender shall have received an Environmental Report in respect of each Individual Property satisfactory to Lender.

(f) Zoning/Building Code. Lender shall have received evidence of compliance with zoning and building ordinances and codes, including, without limitation, required certificates of occupancy, reasonably acceptable to Lender.

(g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has valid and perfected first Liens as of the Closing Date on the Properties, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

(h) Lien Searches. Borrower shall have delivered to Lender certified search results pertaining to the Borrower, Borrower Principal and such other Persons or any SPE Component Entity as reasonably required by Lender for state and federal tax liens, bankruptcy, judgment, litigation and state and local UCC filings.

Section 3.3. INTENTIONALLY DELETED.

Section 3.4. ORGANIZATIONAL DOCUMENTS.

On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender (a) copies certified by Borrower of all organizational documentation related to Borrower, each SPE Component Entity and Borrower Principal which must be acceptable to Lender in its sole discretion, and (b) such other evidence of the formation, structure, existence, good standing and/or qualification to do business of the Borrower, each SPE Component Entity and Borrower Principal, as Lender may request in its sole discretion, including, without limitation, good standing or existence certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

Section 3.5. OPINIONS OF BORROWER’S COUNSEL.

Lender shall have received opinions of Borrower’s counsel (a) with respect to non-consolidation issues and (b) with respect to due execution, authority, enforceability of the Loan Documents, the Operating Lease and Operating Lessee Documents and such other matters as Lender may require, all such and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.

Section 3.6. ANNUAL BUDGET.

Borrower shall have delivered, and Lender shall have approved, the Annual Budget for the current fiscal year, a copy of which is attached as Exhibit F hereto.

Section 3.7. TAXES AND OTHER CHARGES.

Borrower shall have paid all Taxes and Other Charges which are due and payable as of the Closing Date (including any in arrears) relating to the Properties, which amounts may be funded with proceeds of the Loan.

Section 3.8. COMPLETION OF PROCEEDINGS.

All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

Section 3.9. PAYMENTS.

All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

Section 3.10. TRANSACTION COSTS.

Except as otherwise expressly provided herein, Borrower shall have paid or reimbursed, or made arrangements satisfactory to Lender for such payment or reimbursement, Lender for all out of pocket expenses in connection with the underwriting, negotiation, Securitization and closing of the Loan, including title insurance premiums and other title company charges; recording, registration, filing and similar fees, taxes and charges; transfer, mortgage, deed, stamp or documentary taxes or similar fees or charges; costs of third-party reports, including without limitation, environmental studies, credit reports, seismic reports, engineer’s reports, appraisals and surveys; underwriting and origination expenses; Securitization expenses; and all actual, reasonable legal fees and expenses charged by counsel to Lender.

Section 3.11. NO MATERIAL ADVERSE CHANGE.

There shall have been no material adverse change in the financial condition or business condition of the Properties, Borrower, Borrower Principal, any SPE Component Entity, Manager or any other person or party contributing to the operating income and operations of the Properties since the date of the most recent financial statements and/or other information delivered to Lender. The income and expenses of the Properties, the occupancy and leases thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower, Borrower Principal, any SPE Component Entity or Affiliated Manager shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 3.12. LEASES AND RENT ROLL.

Lender shall have received copies of all Leases affecting the Properties, which shall be satisfactory in form and substance to Lender. Lender shall have received a current certified rent roll of the Properties, reasonably satisfactory in form and substance to Lender.

Section 3.13. TENANT ESTOPPELS.

Borrower shall have delivered to Lender an executed tenant estoppel letter, which shall be in form and substance satisfactory to Lender, from each Tenant under a Major Lease.

Section 3.14. REA ESTOPPELS.

Borrower shall have delivered to Lender an executed REA estoppel letter, which shall be in form and substance satisfactory to Lender, from each party to any REA for each Individual Property.

Section 3.15. SUBORDINATION AND ATTORNMENT.

Borrower shall have delivered to Lender executed instruments acceptable to Lender subordinating to the Mortgages all of the Leases affecting the Properties previously designated by Lender.

Section 3.16. TAX LOT.

Lender shall have received evidence that each Individual Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender and which may take the form of a separate tax lot endorsement to the Title Insurance Policy.

Section 3.17. PHYSICAL CONDITIONS REPORT.

Lender shall have received a Physical Conditions Report with respect to each Individual Property, which report shall be reasonably satisfactory in form and substance to Lender.

Section 3.18. MANAGEMENT AGREEMENT/OPERATING LEASE.

Lender shall have received a certified copy of (i) the Management Agreement with respect to each Individual Property and (ii) the Operating Lease, which shall be satisfactory in form and substance to Lender.

Section 3.19. APPRAISAL.

Lender shall have received an appraisal of each Individual Property, which shall be satisfactory in form and substance to Lender.

Section 3.20. FINANCIAL STATEMENTS.

Lender shall have received financial statements and related information in form and substance satisfactory to Lender and in compliance with any Legal Requirements promulgated by the Securities and Exchange Commission, including, without limitation, a balance sheet for Borrower an income and expense statement and statement of cash flows with respect to Borrower and an operating statement with respect to each Individual Property for the year-to-date 2004, 2003, 2002, and 2001, audited (except with respect to the year-to-date 2004, through

April 30, 2004 and covering the preceding twelve (12) months year to date and through May 31, 2004 and covering the preceding twelve (12) months year to date) by an Acceptable Accountant and together with (x) an unqualified opinion of such Acceptable Accountant that such statements have been prepared in accordance with GAAP applied on a consistent basis and (y) a letter from such Acceptable Accountant consenting to the utilization and/or incorporation by reference of such financial statements and opinion in a Securitization involving the Loan.

Section 3.21. INTENTIONALLY DELETED.

Section 3.22. FURTHER DOCUMENTS.

Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance reasonably satisfactory to Lender and its counsel.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower and, where specifically indicated, each Borrower Principal represents and warrants to Lender as of the Closing Date that:

Section 4.1. ORGANIZATION.

Borrower and each Borrower Principal (when not an individual) (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Properties, and (d) in the case of Borrower, has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Properties pursuant to the terms of the Loan Documents, and in the case of Borrower and each Borrower Principal, has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party. Borrower and each Borrower Principal represent and warrant that the chart attached hereto as Exhibit B sets forth an accurate listing of the direct and indirect owners of the equity interests in Borrower, each SPE Component Entity (if any) and each Borrower Principal (when not an individual).

Section 4.2. STATUS OF MAKER AND MARYLAND GUARANTOR.

(a) Makers’s exact legal name is correctly set forth on the first page of this Agreement. Maker is an organization of the type specified on the first page of this Agreement. Maker is organized under the laws of the state of Delaware. Maker’s principal place of business and chief executive office, and the place where Maker keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Maker) the address of Maker set forth on the first page of this Agreement. Maker’s organizational identification number, if any, assigned by the state of organization is set forth on Exhibit A.

(b) Maryland Guarantor’s exact legal name is correctly set forth on the first page of this Agreement. Maryland Guarantor is an organization of the type specified on page one of this Agreement. Maryland Guarantor is incorporated in or organized under the laws of the state of Delaware. Maryland Guarantor’s principal place of business and chief executive office, and the place where Maryland Guarantor keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Maryland Guarantor) the address of Maryland Guarantor set forth on the first page of this Agreement. Maryland Guarantor’s organizational identification number, if any, assigned by the state of incorporation or organization is                                 .

Section 4.3. VALIDITY OF DOCUMENTS.

Borrower and each Borrower Principal have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which they are parties. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and each Borrower Principal and constitute the legal, valid and binding obligations of Borrower and each Borrower Principal enforceable against Borrower and each Borrower Principal in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.4. NO CONFLICTS.

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and each Borrower Principal will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or any Borrower Principal pursuant to the terms of any agreement or instrument to which Borrower or any Borrower Principal is a party, including without limitation, the Franchise Agreement, or by which any of Borrower’s or Borrower Principal’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any Borrower Principal or any of Borrower’s or Borrower Principal’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower or Borrower Principal of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.

Section 4.5. LITIGATION.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s or Borrower Principal’s knowledge, threatened against or affecting Borrower any Borrower Principal, Manager or any Individual Property respectively, which actions, suits or proceedings, if determined against Borrower, any Borrower Principal, Manager or any Individual Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower or any Borrower Principal or the condition or ownership of such Individual Property.

Section 4.6. AGREEMENTS.

Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or any Individual Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Operating Lessee or any Individual Property is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower, or any Individual Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the ownership and operation of such Individual Property and (b) obligations under the Loan Documents.

Section 4.7. SOLVENCY.

Borrower, and each Borrower Principal have (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the assets of Borrower, Operating Lessee and each Borrower Principal exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower, Operating Lessee and each Borrower Principal, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower, Operating Lessee, any Borrower Principal, any SPE Component Entity (if any) or Affiliated Manager in the last ten (10) years, and neither Borrower, Operating Lessee, or any Borrower Principal, any SPE Component Entity (if any) or Affiliated Manager in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Neither Borrower, Operating Lessee, or any Borrower Principal, any SPE Component Entity (if any) or Affiliated Manager is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s or Operating Lessee’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, Operating Lessee or any Borrower Principal, any SPE Component Entity (if any) or Affiliated Manager.

Section 4.8. FULL AND ACCURATE DISCLOSURE.

No statement of fact made by or on behalf of Borrower, Operating Lessee or any Borrower Principal in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower, Operating Lessee or any Borrower Principal contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower, Operating Lessee or any Borrower Principal which has not been disclosed to Lender which adversely affects, nor as far as Borrower, Operating Lessee or any Borrower Principal can reasonably foresee, is reasonably likely to adversely affect, the Properties or the business, operations or condition (financial or otherwise) of Borrower, Operating Lessee or any Borrower Principal.

Section 4.9. NO PLAN ASSETS.

Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

Section 4.10. NOT A FOREIGN PERSON.

Neither Borrower nor Borrower Principal is a “foreign person” within the meaning of §1445(f)(3) of the Internal Revenue Code.

Section 4.11. ENFORCEABILITY.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower nor Borrower Principal has asserted any right of rescission, set-off, counterclaim or defense with respect thereto. No Default or Event of Default exists under or with respect to any Loan Document.

Section 4.12. BUSINESS PURPOSES.

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 4.13. COMPLIANCE.

Borrower and each Individual Property, and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act. To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority and Borrower has received no written notice of any such default or violation. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of any Individual Property any act or omission affording any Governmental Authority the right of forfeiture as against such Individual Property or any material part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

Section 4.14. FINANCIAL INFORMATION.

All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender by or on behalf of Borrower or any Borrower Principal in respect of Borrower, any Borrower Principal and/or each Individual Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Borrower Principal or the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on any Individual Property or the current and/or intended operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, or Borrower Principal from that set forth in said financial statements.

Section 4.15. CONDEMNATION.

No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Properties or for the relocation of roadways providing access to any Individual Property.

Section 4.16. UTILITIES AND PUBLIC ACCESS; PARKING.

Each Individual Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for full utilization of such Individual Property for its intended uses. All public utilities necessary to the full use and enjoyment of each Individual Property as currently used and enjoyed are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve the Individual Property without passing over other property) or in recorded easements serving the Individual Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Individual Property for its current purposes have been completed and dedicated to public use and accepted by all

Governmental Authorities. Each Individual Property has, or is served by, parking to the extent required to comply with all Legal Requirements.

Section 4.17. SEPARATE LOTS.

Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Individual Property or any portion thereof.

Section 4.18. ASSESSMENTS.

To Borrower’s knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to such Individual Property that may result in such special or other assessments.

Section 4.19. INSURANCE.

Borrower has obtained and has delivered to Lender certified copies of all Policies or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 4.20. USE OF PROPERTY.

Each Individual Property is used exclusively for hotel purposes and other appurtenant and related uses.

Section 4.21. CERTIFICATE OF OCCUPANCY; LICENSES.

All certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy and any applicable liquor license required for the legal use, occupancy and operation of each Individual Property for the purpose intended herein, have been obtained and are valid and in full force and effect. Borrower shall keep and maintain all licenses necessary for the operation of each Individual Property for the purpose intended herein. The use being made of each Individual Property is in conformity with the certificate of occupancy and any permits or licenses issued for such Individual Property.

Section 4.22. FLOOD ZONE.

None of the Improvements on any Individual Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Borrower has obtained the insurance prescribed in Section 8.1(a)(i).

Section 4.23. PHYSICAL CONDITION.

To Borrower’s knowledge after due inquiry, the Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects. To Borrower’s knowledge after due inquiry, there exists no structural or other material defects or damages in any Individual Property, as a result of a Casualty or otherwise, and whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 4.24. BOUNDARIES.

(a) None of the Improvements which were included in determining the appraised value of any Individual Property lie outside the boundaries and building restriction lines of such Individual Property to any material extent, and (b) no improvements on adjoining properties encroach upon such Individual Property and no easements or other encumbrances upon such Individual Property encroach upon any of the Improvements so as to materially affect the value or marketability of such Individual Property.

Section 4.25. LEASES AND RENT ROLL.

Borrower has delivered to Lender a true, correct and complete rent rolls for the Properties (collectively, a “Rent Roll”) which includes all Leases and the Operating Lease affecting the Properties (including schedules for all executed Leases for Tenants not yet in occupancy or under which the rent commencement date has not occurred). Except as set forth in the Rent Roll (as same has been updated by written notice thereof to Lender) and estoppel certificates delivered to Lender on or prior to the Closing Date: (a) each Lease and Operating Lease is in full force and effect; (b) the premises demised under the Leases have been completed and the Tenants under the Leases and Operating Lease have accepted possession of and are in occupancy of all of their respective demised premises; (c) the Tenants under the Leases and Operating Lease have commenced the payment of rent under the Leases, there are no offsets, claims or defenses to the enforcement thereof, and Borrower has no monetary obligations to any Tenant under any Lease or Operating Lease; (d) all Rents due and payable under the Leases and Operating Lease have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (e) the rent payable under each Lease and Operating Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the Tenant thereunder for an offset or adjustment to the rent; (f) no Tenant has made any written claim of a material default against the landlord under any Lease or Operating Lease which remains outstanding nor has Borrower or Manager received, by telephonic, in-person, e-mail or other communication, any notice of a material default under any Lease or Operating Lease; (g) to Borrower’s knowledge there is no present material default by the Tenant under any Lease or Operating Lease; (h) all security deposits under the Leases have been collected by Borrower; (i) Borrower is the sole owner of the entire landlord’s interest in each Lease; (j) each Lease and Operating Lease are the valid, binding and enforceable obligations of Borrower and the applicable Tenant thereunder and there are no material agreements with the Tenants under the Leases other than as expressly set forth in the Leases; (k) no Person has any possessory interest in, or right to occupy, any Individual Property or any portion thereof except under the terms of a Lease or Operating Lease; (l) none of the Leases or Operating Lease contains any option or offer to purchase or right of first refusal to purchase the Properties or any part thereof; (m) neither the Leases or Operating Lease nor the Rents have been assigned, pledged or hypothecated except to Lender, and no other Person has any interest therein except the Tenants thereunder; and (n) no conditions exist which now give any Tenant or party the right to “go dark” pursuant to the provision of its Lease and/or the REA.

Section 4.26. FILING AND RECORDING TAXES.

All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid or will be paid, and, under current Legal Requirements, the Mortgages are enforceable in accordance with its terms by Lender (or any subsequent holder of the Loan).

Section 4.27. MANAGEMENT AGREEMENT/OPERATING LEASE.

(a) The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No management fees under the Management Agreement are accrued and unpaid.

(b) The Operating Lease is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

Section 4.28. ILLEGAL ACTIVITY.

No portion of the Properties have been or will be purchased by Borrower with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.

Section 4.29. CONSTRUCTION EXPENSES.

All costs and expenses of any and all labor, materials, supplies and equipment used in the construction maintenance or repair of the Improvements have been paid in full or will be paid in full when due. To Borrower’s knowledge after due inquiry, there are no claims for payment for work, labor or materials affecting the Properties which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

Section 4.30. PERSONAL PROPERTY.

Borrower has paid in full for, and is the owner of, all Personal Property (other than tenants’ property) used in connection with the operation of the Properties, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.

Section 4.31. TAXES.

Borrower and Borrower Principal have each filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by them and have paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by them. Neither Borrower nor Borrower Principal knows of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 4.32. PERMITTED ENCUMBRANCES.

None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Loan Documents, materially and adversely affects the value of any Individual Property, impairs the use or the operation of any Individual Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 4.33. FEDERAL RESERVE REGULATIONS.

Borrower will use the proceeds of the Loan for the purposes set forth in Section 2.1(d) hereof and not for any illegal activity. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.

Section 4.34. INVESTMENT COMPANY ACT.

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.35. RECIPROCAL EASEMENT AGREEMENTS.

(a) Neither Borrower, nor any other party is currently in default (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of the REA, and the REA remains unmodified and in full force and effect;

(b) All easements granted pursuant to the REA which were to have survived the site preparation and completion of construction (to the extent that the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise;

(c) All sums due and owing by Borrower to the other parties to the REA (or by the other parties to the REA to the Borrower) pursuant to the terms of the REA, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities have been paid, are current, and no lien has attached on any Individual Property (or threat thereof been made) for failure to pay any of the foregoing;

(d) The terms, conditions, covenants, uses and restrictions contained in the REA do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in any Lease or in any agreement between Borrower and occupant of any peripheral parcel, including, without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions; and

(e) The terms, conditions, covenants, uses and restrictions contained in each Lease do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in the REA, any other Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions.

Section 4.36. NO CHANGE IN FACTS OR CIRCUMSTANCES; DISCLOSURE.

All information submitted by or on behalf of Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or is reasonably likely to materially and adversely affect any Individual Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 4.37. INTELLECTUAL PROPERTY.

All trademarks, trade names and service marks necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business are in good standing and, to the extent of Borrower’s actual knowledge, uncontested. Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.

Section 4.38. SURVEY.

The Survey for each Individual Property delivered to Lender in connection with this Agreement has been prepared in accordance with the provisions of Section 3.2(c) hereof, and to the knowledge of Borrower does not fail to reflect any material matter affecting such Individual Property or the title thereto.

Section 4.39. EMBARGOED PERSON.

As of the date hereof, (a) none of the funds or other assets of Borrower and Borrower Principal constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or Borrower Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Borrower Principal, as applicable, with the result that the investment in Borrower or Borrower Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Borrower Principal, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Borrower Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

Section 4.40. PATRIOT ACT.

All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) and are incorporated into this Section. Each of Borrower, and Borrower Principal hereby represents and warrants that Borrower, and Borrower Principal and each and every Person affiliated with Borrower, or Borrower Principal or that to Borrower’s knowledge has an economic interest in Borrower or Operating Lessee, or to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section only, the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the

Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower Principal or Borrower (or any of its beneficial owners or affiliates or participants) becomes listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if Borrower, Borrower Principal or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

Section 4.41. FRANCHISE AGREEMENT.

The Franchise Agreement is in full force and effect, all franchise fees, reservation fees, royalties and other sums due thereunder have been paid in full to date, and neither Borrower nor Franchisor is in default thereunder.

Section 4.42. GROUND LEASE REPRESENTATIONS.

(a) Each Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever, except as described on Schedule IV hereof, (ii) there are no defaults under any Ground Lease by Borrower, or, to the best of Borrower’s knowledge, landlord thereunder, and, to the best of Borrower’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default under such Ground Lease, (iii) all rents, additional rents and other sums due and payable under each Ground Lease have been paid in full, and (iv) neither Borrower nor the landlord under each Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Ground Lease.

(b) Intentionally Deleted;

(c) The Ground Lease or a memorandum thereof have been duly recorded, the Ground Lease permits the interest of the lessee thereunder to be encumbered by the applicable Mortgage, and there has not been any change in the terms of the Ground Lease since their recordation except as set forth on Schedule IV hereof;

(d) Except as indicated in the related Title Insurance Policy, Borrower’s interest in the Ground Lease are not subject to any Liens superior to, or of equal priority with, the applicable Mortgage;

(e) Borrower’s interest in the Ground Lease are assignable upon notice to, but without the consent of, the lessor thereunder and, in the event that it is so assigned, it is further assignable upon notice to, but without the need to obtain the consent of, such lessor;

(f) The Ground Lease requires the lessor thereunder to give notice of any default by Borrower to Lender provided Borrower gives such lessor written notice of Lender’s address, and the Ground Lease further provide that any right of Borrower to terminate the applicable Ground Lease shall not be effectively exercised by Borrower, nor honored by the lessor unless such right of termination shall be joined in and consented to by Lender;

(g) Lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Ground Leases) to cure any default under the Ground Lease, which is curable after the receipt of notice of any default before the lessor thereunder may terminate such Ground Lease;

(h) Each Ground Lease has a term which extends not less than twenty (20) years beyond the Maturity Date;

(i) The Ground Lease requires the lessor to enter into a new lease with any mortgagee upon termination of the applicable Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding;

(j) Under the terms of each Ground Lease and the applicable Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the Properties or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon; and

(k) The Ground Lease does not impose restrictions on subletting.

Section 4.43. SURVIVAL.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 5

BORROWER COVENANTS

From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Mortgages (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 5.1. EXISTENCE; COMPLIANCE WITH LEGAL REQUIREMENTS.

(a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises that are necessary to own or operate the Properties under the name of the hotel chain or system set forth on Schedule VII with respect to the applicable Individual Property and comply with all Legal Requirements applicable to it and the Properties. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names used in connection with the operation of the Properties.

(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting an Individual Property, provided that (i) no Default or Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or any Individual Property is subject and shall not constitute a default thereunder; (iii) neither the Properties, any part thereof or interest therein, any of the tenants or occupants thereof, nor Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non-compliance with the Legal Requirements shall not impose civil or criminal liability on Borrower or Lender; (v) Borrower shall have furnished the security as may be required in the proceeding or by Lender to ensure compliance by Borrower with the Legal Requirements; and (vi) Borrower shall have furnished to Lender all other items reasonably requested by Lender.

Section 5.2. MAINTENANCE AND USE OF PROPERTY.

Borrower shall cause the Properties to be maintained in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Personal Property) without the prior written consent of Lender. If under applicable zoning provisions the use of all or any portion of any Individual Property is or shall become a legal nonconforming use, Borrower will not cause or permit the legal nonconforming use to be discontinued or the legal nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 5.3. WASTE.

Borrower shall not commit or suffer any waste of the Properties or make any change in the use of the Properties which will in any way materially increase the risk of fire or other hazard arising out of the operation of any Individual Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any material way impair the value of any Individual Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Individual Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 5.4. TAXES AND OTHER CHARGES.

(a) Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.6 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 9.6 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Individual Property, and shall pay when due for all utility services provided to the Properties.

(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Properties nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from each Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower has paid all of the Taxes or Other Charges under protest). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of any of the Mortgages being primed by any related Lien.

Section 5.5. LITIGATION.

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business or any Individual Property.

Section 5.6. ACCESS TO PROPERTIES.

Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

Section 5.7. NOTICE OF DEFAULT.

Borrower shall promptly advise Lender of any material adverse change in the condition (financial or otherwise) of Borrower, any Borrower Principal or any Individual Property or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 5.8. COOPERATE IN LEGAL PROCEEDINGS.

Borrower shall at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 5.9. PERFORMANCE BY BORROWER.

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and cause Operating Lessee to observe, perform and fulfill in a timely manner each and every covenant, term and provision to be observed and performed by Operating Lessee under any other agreement or instrument affecting or pertaining to each Individual Property and any amendments, modifications or changes thereto.

Section 5.10. AWARDS; INSURANCE PROCEEDS.

Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Properties, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting each Individual Property or any part thereof) out of such Awards or Insurance Proceeds.

Section 5.11. FINANCIAL REPORTING.

(a) Borrower and Borrower Principal shall keep adequate books and records of account in accordance with GAAP, or in accordance with other methods mutually agreeable by Lender and Borrower, consistently applied and shall furnish to Lender:

(i) monthly, quarterly and annual certified occupancy reports (including an average daily rate and any and all franchise inspection reports received by Borrower during such period) and management reports prepared by or on behalf of Manager and prepared in accordance with industry standards;

(ii) monthly, quarterly and annual operating statements of each Individual Property, prepared and certified by Borrower substantially in the form attached hereto as Exhibit G [BORROWER FORM WILL BE USED] (with the annual operating statement prepared and audited by an Acceptable Accountant), detailing the revenues received, the expenses incurred and the net operating income before and after debt service (principal and interest) and major capital improvements for the period of calculation and containing appropriate year-to-date information, within thirty (30) days after the end of each calendar month (other than the last month of a fiscal quarter), forty-five (45) days after the end of each fiscal quarter (other than the last quarter of a fiscal year) or ninety (90) days after the close of each fiscal year of Borrower, as applicable;

(iii) quarterly and annual balance sheets, profit and loss statements, statements of cash flows of Borrower and Borrower Principal prepared in accordance with GAAP (with the annual financial statements prepared and audited by an Acceptable Accountant), within forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower and Borrower Principal, as applicable, as the case may be; and

(iv) an Annual Budget not later than thirty (30) days after the commencement of each fiscal year of Borrower in form reasonably satisfactory to Lender. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, the most recent Annual Budget shall apply; provided that, such approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and expenses under the Management Agreement.

(v) annual rent rolls of each respective Individual Property to be delivered with the annual operating statements of such Individual Property, prepared and certified by Borrower.

(b) Upon request from Lender, Borrower shall promptly furnish to Lender:

(i) Intentionally Deleted;

(ii) if applicable, an accounting of all security deposits held in connection with any Lease of any part of each Individual Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions; and

(iii) if applicable, a report of all letters of credit provided by any Tenant in connection with any Lease of any part of each Individual Property, including the account numbers of such letters of credit, the names and addresses of the financial institutions that issued such letters of credit and the names of the Persons to contact at such financial institutions, along with any authority or release necessary for Lender to obtain information regarding such letters of credit directly from such financial institutions.

(c) Borrower shall deliver to Lender copies of any reports or documents required to be delivered to Franchisor under the Franchise Agreements.

(d) Notwithstanding the foregoing, any requirement contained in this Section 5.11 to deliver an audited financial statement of Borrower may be satisfied by Borrower’s delivery to Lender of an audited financial statement of Capital Lodging, provided all the information required pursuant to this Section 5.11 allocable to each Borrower is clearly reflected and delineated in the audited financial statements of Capital Lodging.

Section 5.12. ESTOPPEL STATEMENT.

Upon Lender’s reasonable request in writing (but no more often than once in any calendar year unless in connection with a Securitization or during the continuance of an Event of Default):

(a) After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the rate of interest on the Note, (iii) the unpaid principal amount of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall use its commercially reasonable efforts to deliver to Lender upon written notice, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the related Lease as Lender may require, including, but not limited to attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c) Borrower shall, promptly, upon request of Lender, deliver an estoppel certificate from Franchisor stating that (i) the Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither Franchisor nor Borrower is in default under any of the terms, covenants or provisions of the Franchise Agreement and Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Franchise Agreement, (iii) neither Franchisor nor Borrower has commenced any action or given or received any notice for the purpose of terminating the

Franchise Agreement and (iv) all sums due and payable to Franchisor under the Franchise Agreement have been paid in full.

(d) Borrower shall, promptly, upon request of Lender, deliver an estoppel certificate from Operating Lessee stating that (i) the Operating Lease is in full force and effect and has not been modified, amended or assigned, (ii) Borrower is not in default under any terms, covenants or provisions of the Operating Lease and Borrower knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Operating Lease, (iii) Borrower has not commenced any action or given or received any notice for the purpose of terminating the Operating Lease and (iv) all sums due and payable under the Operating Lease have been paid in full.

(e) Borrower shall, promptly upon request of Lender, deliver to Lender an estoppel certificate from each Ground Lessor stating that (i) the applicable Ground Lease is in full force and effect and has not been modified, amended or assigned, (ii) neither Ground Lessor nor Borrower is in default under any of the terms, covenants or provisions of the Ground Lease and Ground Lessor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Ground Lease, (iii) neither Ground Lessor nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Ground Lease and (iv) all sums due and payable under the Ground Lease have been paid in full.

Section 5.13. LEASING MATTERS.

(a) Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arm’s-length transaction with a bona fide, independent third party tenant, (iii) does not have a materially adverse effect on the value of any Individual Property taken as a whole, (iv) does not contain any option, offer, right of first refusal, or other similar right to acquire all or any portion of any Individual Property, and (v) has a base term of less than fifteen (15) years including options to renew. All proposed Leases which do not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel, at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this Section.

(b) Borrower, (i) shall observe and perform all the obligations imposed upon the landlord under the Leases in all material respects and shall not do or permit to be done anything to materially impair the value of any of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default which Borrower shall send or receive thereunder; (iii) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed; (iv) shall not collect any of the Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) shall not execute any other assignment of the landlord’s interest in any of the Leases or the Rents; and (vi) shall not consent to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender.

(c) Borrower may, without the prior written consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce Rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a materially adverse effect on the value of any Individual Property taken as a whole, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a materially adverse effect on the value of any Individual Property taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel, at Borrower’s expense. Borrower shall promptly deliver to Lender copies of amendments, modifications and waivers which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this subsection.

(d) Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Major Lease.

Section 5.14. PROPERTY MANAGEMENT.

(a) Borrower shall (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of any Individual Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. Lender hereby acknowledges that as of the date hereof, Prism Hospitality, L.P. is an acceptable Manager.

(b) If at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding, (ii) an Event of Default has occurred and is continuing; (iii) a default has occurred and is continuing under the Management Agreement; or (iv) at any time the Net Operating Income for the Properties then encumbered by a Mortgage for the immediately preceding twelve (12) month period is less than 75% of the Closing NOI for such Properties, Borrower shall, at the request of Lender, terminate the Management Agreement upon thirty (30) days prior notice to Manager and replace Manager no later than the later of thirty (30) days after such notice or within five (5) days of the actual date of termination with a Qualified Manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

(c) Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed, except as provided above): (i) surrender, terminate or cancel the Management Agreement or otherwise replace Manager or enter into any other management agreement with respect to any Individual Property; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect. In the event that Borrower replaces Manager at any time during the term of Loan pursuant to this subsection, such Manager shall be a Qualified Manager.

(d) In the event Manager terminates the Management Agreement, Borrower shall replace Manager with a Qualified Manager within fifteen (15) days of such termination. Such Qualified Manager shall assume management of the applicable Individual Property pursuant to a Replacement Management Agreement.

Section 5.15. LIENS.

Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances.

Section 5.16. DEBT CANCELLATION.

Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 5.17. ZONING.

Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance which would have a Material Adverse Effect, or use or permit the use of any portion of the Properties in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

Section 5.18. ERISA.

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

Section 5.19. NO JOINT ASSESSMENT.

Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from such Individual Property, or (b) any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Individual Property.

Section 5.20. RECIPROCAL EASEMENT AGREEMENTS.

Borrower shall not enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall enforce, comply with, and cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in the REA.

Section 5.21. ALTERATIONS.

(a) Lender’s prior approval shall be required in connection with any alteration project or projects that may exist at any time to any Improvements (the “Alterations”), exclusive of alterations to tenant spaces required under any Lease, or, subject to the terms of Article 9 hereof, any Required Work (a) that may have a material adverse effect on any Individual Property, (b) that are structural in nature in any material respect or (c) that are reasonably anticipated to have unpaid costs incurred or to be incurred in excess of the Alteration Threshold. All Alterations shall be done and completed in an expeditious and diligent fashion and shall be performed in such a manner that is in compliance with the applicable Franchise Agreement and that does not result in the loss of access to the applicable Individual Property.

(b) All the terms and conditions set forth in Section 9.4 (other than Section 9.4(a)) with respect to Required Work shall apply with respect to any Alteration work undertaken by Borrower. Any rights Lender may have with respect to Required Work set forth in Section 9.4 (other than Section 9.4(a)) shall also apply with respect to any Alteration work undertaken by Borrower.

(c) In the event any Alteration requires Lender’s prior approval pursuant to the terms hereof, Borrower shall comply with each of the following conditions:

(i) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing all outstanding Alterations, which budget shall be acceptable to Lender; and

(ii) All plans and specifications required in connection with all outstanding Alterations shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer reasonably selected by Lender (the “Alteration Consultant”), such review and acceptance to be exercised in Lender’s and Alteration Consultant’s reasonable discretion. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the outstanding Alterations. The identity of the contractors, subcontractors and materialmen engaged in the outstanding Alterations, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Alteration Consultant, such review and acceptance to be exercised in Lender’s and Alteration Consultant’s reasonable discretion.

(d) If the total unpaid costs incurred and to be incurred with respect to any Alteration project or projects that may exist at any time with respect to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent acceptable to the applicable Rating Agencies, (iii) other securities acceptable to Lender and the Rating Agencies, (iv) a completion bond, provided that such completion bond is acceptable to the Lender and the Rating Agencies or (v) Letters of Credit. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold (the “Required Alteration Reserve Amount”). Lender shall, within ten (10) Business Days of a written request from Borrower and satisfaction of the requirements set forth in this Section 5.21(d) either (i) to the extent Lender is holding cash security, disburse to Borrower amounts from the security account established pursuant to this Section 5.21(d) above, necessary to pay for the actual costs of completed Alteration work, or (ii) to the extent Lender is holding security other than cash, return or release that portion of the security (as applicable), in an amount equal to the actual costs of such completed Alteration work (but only to the extent Lender is holding security to make such payments pursuant to subsection (a) above). In no event shall Lender be obligated to disburse such funds or reduce or release any such security if either (i) an Event of Default then exists or (ii) the amount of security held by

Lender pursuant to subsection (a) above, after giving effect to such disbursement, reduction or release shall be less than the Required Alteration Reserve Amount (less the amount to be paid for the completed work with such funds disbursed from the reserve account) then calculated. Each request for disbursement from the security account established pursuant to this Section 5.21(d) above or request or reduction or release of other security held pursuant to this Section 5.21(d) shall be in a form reasonably specified or reasonably approved by Lender and be submitted together with a certificate from Borrower (i) specifying the specific Alteration work (or part thereof) for which the disbursement, reduction or release is requested, (ii) stating that all Alteration work at the Property to be funded by the requested disbursement (or for which a reduction or release of any other security is being requested) have been completed in good and workmanlike manner and, to the best of Borrower’s knowledge, in accordance with all Legal Requirements, (iii) identifying each Person that supplied materials or labor in connection with the Alteration work performed at the Property with respect to the disbursement requested (or for which the reduction or release of any other security is being requested), and (iv) stating that each such Person has been paid, or will be paid, in full upon such disbursement, reduction or release, with such certificate of Borrower also being accompanied by lien waivers (which may be conditional) and other evidence of payment reasonably satisfactory to Lender (except with respect to the Alteration work then to be paid with the requested disbursement). Each such request shall be delivered at least ten (10) Business Days prior to the date of the requested disbursement, reduction or release and shall include copies of invoices for all costs incurred or to be incurred and each request shall include evidence reasonably satisfactory to Lender of payment of all such amounts or evidence that such amounts will be paid by such disbursement or upon such reduction or release. Borrower shall not make a request for such disbursement, reduction or release more frequently than once in any calendar month. Lender shall not be required to make disbursements from the reserve account established pursuant to Section 5.21(a) unless such requested disbursement is in an amount greater than $25,000 or, if less, the remaining balance of the reserve account. Borrower shall not make a request for, nor shall Lender have any obligation to make, any disbursement from the reserve account (or consent to a reduction or release of other security) more frequently than once in any calendar month.

(e) Provided Borrower has submitted to Lender all information as may be requested by Lender in which to determine whether to grant any approval required pursuant to this Section 5.21 or to make a disbursement from the security account established pursuant to Section 5.21(d) (or to reduce or release any other security delivered pursuant to Section 5.21(d), as applicable), Lender shall use its commercially reasonable efforts (acting in good faith) to respond as promptly as reasonably possible to any request by Borrower for such approval or disbursement (or reduction or release, as applicable); provided, however, that Lender’s failure to respond promptly shall not (i) negate, impair or otherwise adversely affect any rights Lender may have pursuant to the Loan Documents and (ii) be deemed to be an approval by Lender of the requested matter or an agreement by Lender to make such disbursement (or reduction or release, as applicable). Notwithstanding the foregoing, in the event that all conditions to a disbursement (or reduction or release, as applicable) have been satisfied, Lender shall not refuse or delay such disbursement (or consent to reduction or release) in the event any subsequent request by Borrower for disbursement (or consent to reduction or release) is still being processed and deliberated by Lender.

Section 5.22. INTENTIONALLY DELETED.

Section 5.23. INTEREST RATE CAP AGREEMENT.

(a) Prior to or contemporaneously with the Closing Date, Borrower shall have obtained the Rate Cap, which shall be coterminous with the Loan and have a notional amount which shall not at any time be less than the outstanding principal balance of the Loan. The Rate Cap shall be maintained throughout the term of the Loan with an Acceptable Counterparty. If the provider of the Rate Cap or any Replacement Rate Cap ceases to be an Acceptable Counterparty, Borrower shall obtain a Replacement Rate Cap at Borrower’s sole cost and expense within ten (10) days of receipt of notice from Lender or Borrower’s obtaining knowledge that the provider is no longer an Acceptable Counterparty.

(b) Borrower shall collaterally assign to Lender pursuant to the Collateral Assignment of Interest Rate Cap Agreement all of its right, title and interest to receive any and all payments under the Rate Cap or any Replacement Rate Cap (and any related guarantee, if any) and shall deliver to Lender counterparts of such Collateral Assignment of Interest Rate Cap Agreement executed by the Borrower and by the Acceptable Counterparty and notify the Acceptable Counterparty of such collateral assignment (either in such Rate Cap or by separate instrument). At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Rate Cap and any Replacement Rate Cap shall terminate and Lender shall execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Rate Cap and any Replacement Rate Cap and to notify the Acceptable Counterparty of such release.

(c) Borrower shall comply with all of its obligations under the terms and provisions of the Rate Cap and any Replacement Rate Cap. All amounts paid by the Acceptable Counterparty under the Rate Cap to Borrower or Lender shall be deposited immediately into the Cash Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Rate Cap and any Replacement Rate Cap in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(d) In the event that Borrower fails to purchase and deliver to Lender the Rate Cap or any Replacement Rate Cap as and when required hereunder, or fails to maintain such agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Rate Cap or any Replacement Rate Cap, as applicable, and the cost incurred by Lender in purchasing the Rate Cap or any Replacement Rate Cap, as applicable, shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Rate Cap and any Replacement Rate Cap, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Rate Cap or the Replacement Rate Cap, as applicable;

(ii) the execution and delivery of the Rate Cap or the Replacement Rate Cap, as applicable, by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Rate Cap or the Replacement Rate Cap, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Rate Cap or the Replacement Cap, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 5.24. FRANCHISE AGREEMENT.

The Improvements on the Properties shall be operated under the terms and conditions of the Franchise Agreements. Borrower shall (i) pay all sums required to be paid by Borrower under the Franchise Agreement, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of the Franchise Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Franchise Agreement, (iii) promptly notify Lender of the giving of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Franchise Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice, and (iv) if applicable, promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, notice, report and estimate received by it under the Franchise Agreement. Borrower shall not, without the prior consent of Lender, surrender the Franchise Agreement or terminate or cancel the Franchise Agreement or modify, change, supplement, alter or amend the Franchise Agreement, in any material respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights and privileges of Borrower to surrender the Franchise Agreement or to terminate, cancel, materially modify, change, supplement, alter or amend the Franchise Agreement in any respect, and any such surrender of the Franchise Agreement or termination, cancellation, material modification, change, supplement, alteration or amendment of the Franchise Agreement without the prior consent of Lender shall be void and of no force and effect. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Franchise Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Franchise Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Franchise Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Properties at any time and from time to time for the purpose of taking any such action. If Franchisor shall deliver to Lender a copy of any notice sent to Borrower of default under the Franchise Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall, from time to time, use its best efforts to obtain from Franchisor such certificates of estoppel with respect to compliance by Borrower with the terms of the Franchise Agreement as may be requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Franchise Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender as its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Mortgages and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 5.25. THE GROUND LEASE.

(a) With respect to each Ground Lease, (i) Borrower shall (i) pay all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of each Ground Lease, (ii) diligently perform and observe all of the material terms, covenants and conditions of each Ground Lease on the part of Borrower, as tenant thereunder, (iii) promptly notify Lender of the giving of any notice by the landlord under the applicable Ground Lease to Borrower of any default by Borrower, as tenant thereunder, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under the applicable Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt. Borrower shall not, without the prior consent of Lender, surrender the leasehold estate created by the applicable Ground Lease or terminate or cancel any Ground Lease or materially modify, change, supplement, alter or amend any Ground Lease, either orally or in writing, and if Borrower shall default in the performance or observance of any material term, covenant or condition of any Ground Lease on the part of Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Ground Lease shall be kept unimpaired and free from default. If the landlord under the applicable Ground Lease shall deliver to Lender a copy of any notice of default under such Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall exercise each individual option, if any, to extend or renew the term of each Ground Lease upon demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(b) Subleases. Notwithstanding anything contained in any Ground Lease to the contrary, Borrower shall not further sublet any portion of the related Individual Property (other than as permitted pursuant to Section 5.13 hereof) without prior written consent of Lender. Each sublease hereafter made shall provide that, (a) in the event of the termination of the Ground Lease, the sublease shall not terminate or be terminable by the lessee thereunder; (b) in the event of any action for the foreclosure of the respective Mortgage with respect to the related Individual Property, the sublease shall not terminate or be terminable by the lessee thereunder by reason of the termination of the Ground Lease unless such lessee is specifically named and joined in any such action and unless a judgment is obtained therein against such lessee; and (c) in the event that the Ground Lease is terminated as aforesaid, the lessee under the sublease shall attorn to the lessor under the Ground Lease or to the purchaser at the sale of the related Individual Property on such foreclosure, as the case may be. In the event that any portion of such Individual Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in the Individual Property.

(c) Notwithstanding anything to the contrary contained herein with respect to any Ground Lease:

(i) The Lien of the Mortgages attach to all of Borrower’s rights and remedies at any time arising under or pursuant to subsection 365(h) of the Bankruptcy Code, including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the related Individual Property which is subject to a Ground Lease;

(ii) Borrower shall not, without Lender’s written consent, elect to treat a Ground Lease as terminated under subsection 365(h)(1) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void;

(iii) As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising from any rejection by any Ground Lessor under the Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of a Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect a Ground Lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of a Ground Lease as aforesaid shall be applied to all costs and expenses of Lender (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions hereof;

(iv) If pursuant to subsection 365(h) of the Bankruptcy Code, Borrower seeks to offset, against the rent reserved in a Ground Lease, the amount of any damages caused by the nonperformance by the applicable Ground Lessor of any of its obligations thereunder after the rejection by such Ground Lessor under the Bankruptcy Code, then Borrower shall not effect any offset of the amounts so objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from Borrower in accordance with the first sentence of this subsection, Borrower may proceed to offset the amounts set forth in Borrower’s notice to Lender;

(v) In any action, proceeding, motion or notice shall be commenced or filed in respect of any Ground Lessor of all or any part any Individual Property subject to a Ground Lease in connection with any case under the Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses incurred by Lender shall be secured by the Lien of the applicable Mortgage; and

(vi) Borrower shall promptly, after obtaining knowledge of such filing, notify Lender orally of any filing by or against a Ground Lessor of a petition under the Bankruptcy Code. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all notices, summons, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

Section 5.26. EMBARGOED PERSON.

At all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Borrower Principal shall constitute property of, or will be beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or Borrower Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person

shall have any interest of any nature whatsoever in Borrower or Borrower Principal, as applicable, with the result that the investment in Borrower or Borrower Principal, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law; and (c) none of the funds of Borrower or Borrower Principal, as applicable, shall have been derived from any unlawful activity with the result that the investment in Borrower or Borrower Principal, as applicable (whether directly or indirectly), would be prohibited by law or the Loan is in violation of law.

Section 5.27. OFAC.

At all times throughout the term of the Loan, Borrower, Borrower Principal and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 5.28. OPERATING LEASE.

(a) With respect to each Operating Lease, Borrower shall (i) pay all rents, additional rents and other sums required to be paid by Borrower, under and pursuant to the provisions of each Operating Lease, (ii) diligently perform and observe all of the material terms, covenants and conditions of each Operating Lease on the part of Borrower to be performed, (iii) promptly notify Lender of the giving of any notice under the applicable Operating Lease to Borrower of any default by Borrower, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under the applicable Operating Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt. Borrower shall not, without the prior consent of Lender, surrender the leasehold estate created by the applicable Operating Lease or terminate or cancel any Operating Lease or materially modify, change, supplement, alter or amend any Operating Lease, either orally or in writing, and if Borrower shall default in the performance or observance of any material term, covenant or condition of any Operating Lease on the part of Borrower, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Operating Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Operating Lease shall be kept unimpaired and free from default; provided, however, that Lender shall have no such obligation to perform any such action.

ARTICLE 6

ENTITY COVENANTS

Section 6.1. SINGLE PURPOSE ENTITY/SEPARATENESS.

Until the Debt has been paid in full, Borrower represents warrants and covenants as follows:

(a) Borrower has not and will not:

(i) with respect to Borrower, engage in any business or activity other than the ownership, operation and maintenance of the Properties, and activities incidental thereto and with respect to Operating Lessee, engage in any business or activity other than the leasehold ownership, operation and maintenance of the Properties, and activities incidental thereto;

(ii) acquire or own any assets other than (A) the Properties or leasehold estate pursuant to the Operating Leases, and (B) such incidental property as may be necessary for the operation of the Properties;

(iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v) except with respect to Maryland Guarantor’s ownership interest in Maryland Maker, own any subsidiary, or make any investment in, any Person;

(vi) commingle its assets with the assets of any other Person;

(vii) with respect to Maker and Maryland Guarantor, will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) with respect to the Maker, the Debt and with respect to Maryland Guarantor, the Maryland Guaranty, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness with respect to each Maker and Maryland Guarantor is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) are paid within sixty (60) days of the date incurred or the agreed date of repayment, whichever occurs later, (C) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions, (D) any contractual obligations incurred by Borrower in connection with the performance of any Alterations on any Individual Property and/or (E) Utility Bonds; provided however, the aggregate amount of the indebtedness described in (B), (C), (D) and (E) shall not exceed at any time five percent (5%) of the combined outstanding principal amount of the Note and the Mezzanine Note; provided further, however, that any debt or obligation for which sums sufficient to pay such debt or obligation (or other security or a Letter of Credit) have been deposited in escrow with Lender pursuant to the terms hereof and for which there exists no impediment to Lender’s utilization thereof shall be disregarded for purposes of determining Borrower’s compliance with the terms of this subsection (vii);

(viii) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that such consolidated financial statements contain a footnote indicating that Borrower is a separate legal entity and that it maintains separate books and records;

(ix) enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to, or better than, those that would be available on an arm’s-length basis with unaffiliated third parties;

(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi) assume or, except with respect to the Maryland Guaranty, guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or, except with respect to the Maryland Guaranty, otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii) make any loans or advances to any Person;

(xiii) fail to file its own tax returns or files a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Legal Requirements);

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv) [Reserved];

(xvi) if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of 100% of the managers of each SPE Component Entity (if any) (and if it is a corporation, without the unanimous written consent of 100% of its directors) in each instance, including, without limitation, each Independent Director, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate invoices and checks;

(xviii) [Reserved];

(xix) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;

(xx) violate or cause to be violated the assumptions made with respect to Borrower and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan; or

(xxi) fail to maintain a sufficient number of employees in light of its contemplated business operations.

(b) Borrower has not failed (i) to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and (ii) to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds. Borrower will not make any distributions to its equity owners if such distribution would render (i) Borrower inadequately capitalized for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations or (ii) Borrower insolvent or make Borrower unable to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds.

(c) If Borrower is a partnership or limited liability company, each general partner in the case of a general partnership, each general partner in the case of a limited partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of Borrower shall be a corporation or Delaware single member limited liability company whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 6.1(a)(iii)—(vi) and (viii)—(xxi), as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (v) will cause Borrower to comply with the provisions of this Section 6.1 and Section 6.4. Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation (or operating agreement in the case of a Delaware single member limited liability company) are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners. Notwithstanding the foregoing, to the extent Borrower is a single member Delaware limited liability company, so long as Borrower maintains such formation status, no SPE Component Entity shall be required with respect to Borrower, as applicable.

(d) In the event Borrower or any SPE Component Entity is a single member Delaware limited liability company, the limited liability company agreement of such Person (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the sole member of such Person (“Member”) to cease to be the member of such Person (other than (A) upon an assignment by Member of all of its limited liability company interest in such Person and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of such Person in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of such Person shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Person, automatically be admitted to such Person (“Special Member”) and shall continue such Person without dissolution and (ii) Special Member may not resign from such Person or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such Person as Special Member in accordance with requirements of Delaware law and (B) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of such Person upon the admission to such Person of a substitute Member, (ii) Special Member shall be a member of such Person that has no interest in the profits, losses and capital of such Person and has no right to receive any distributions of such Person assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to such Person and shall not receive a limited liability company interest in such Person, (iv) Special Member, in its capacity as Special Member, may not bind such Person and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Person, including, without limitation, the merger, consolidation or conversion of such Person; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to such Person of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to such Person as Special Member, Special Member shall not be a member of such Person.

Upon the occurrence of any event that causes the Member to cease to be a member of such Person, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such Person, agree in writing (i) to continue such Person and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Person, effective as of the occurrence of the event that terminated the continued membership of Member of such Person in such Person. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of such Person and upon the occurrence of such an event, the business of such Person shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve such Person upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of such Person.

Section 6.2. CHANGE OF NAME, IDENTITY OR STRUCTURE.

Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names), (c) Borrower’s principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of Borrower, each SPE Component Entity (if any), or Borrower Principal, (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender. In addition, Borrower shall not change or permit to be changed any organizational documents of Borrower or any SPE Component Entity (if any) if such change would adversely impact the covenants set forth in Section 6.1 and Section 6.4 hereof. Borrower authorizes Lender to file any financing statement or financing statement amendment required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intend to operate the Properties, and representing and warranting that Borrower does business under no other trade name with respect to the Properties. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.

Section 6.3. BUSINESS AND OPERATIONS.

Borrower will qualify to do business and will remain in good standing under the laws of the States as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.

Section 6.4. INDEPENDENT DIRECTOR.

(a) The organizational documents of each SPE Component Entity (if any) shall provide that at all times there shall be, and Borrower shall cause there to be, at least two duly appointed members of the board of directors or managers (each an “Independent Director”) of such SPE Component Entity reasonably satisfactory to Lender each of whom are not at the time of such individual’s initial appointment, and shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as a director or manager of such SPE Component Entity, either (i) a shareholder (or other equity owner) of, or an officer, director, partner, manager, member (other than as a Special Member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, Borrower, such SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or affiliates; (ii) a customer or creditor of, or supplier to, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates who derives any of its purchases or revenue from its activities with Borrower or such SPE Component Entity or any Affiliate of any of them; (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer; or (iv) a member of the immediate family of any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer. Notwithstanding the foregoing, a natural person who would fail to satisfy any of the foregoing requirements solely as a result of such person serving as an Independent Director of an Affiliate of Borrower (other than serving as an Independent Director of Capital Lodging TRS I, Corp., a Delaware corporation or Capital Lodging Properties I Limited Partner, L.P., a Delaware limited partnership) and receiving compensation for such services (including consideration paid to such person’s employer or any Affiliate thereof in respect of such services), shall not be disqualified from serving as an Independent Director of Borrower if such individual is an Independent Director provided by a nationally-recognized company that provides professional Independent Directors and such company also provides other corporate services in the ordinary course of its business.

(b) The organizational documents of each SPE Component Entity (if any) shall provide that the board of directors or managers of such SPE Component Entity shall not take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires an unanimous vote of the board of directors of such SPE Component Entity of Borrower unless at the time of such action there shall be at least two members of the board of directors or managers who are Independent Directors. Such SPE Component Entity will not, without the unanimous written consent of its board of directors or managers including each Independent Director, on behalf of itself or Borrower, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Creditors Rights Laws; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; (iii) take any action that might cause such entity to become insolvent; or (iv) make an assignment for the benefit of creditors.

ARTICLE 7

NO SALE OR ENCUMBRANCE

Section 7.1. TRANSFER DEFINITIONS.

For purposes of this Article 7 an “Affiliated Manager” shall mean any managing agent in which Borrower, Borrower Principal, any SPE Component Entity (if any) or any affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest; “Control” shall mean the power to direct the management and policies of a Restricted Party, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; “Restricted Party” shall mean Borrower, Borrower Principal, any SPE Component Entity (if any), any Affiliated Manager, Mezzanine Borrower or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Borrower Principal, any SPE Component Entity (if any), any Affiliated Manager, Mezzanine Borrower or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 7.2. NO SALE/ENCUMBRANCE.

(a) Except as provided in Sections 2.5 and 7.3, Borrower shall not cause or permit a Sale or Pledge of any Individual Property or any part thereof or any legal or beneficial interest therein nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.13, without the prior written consent of Lender.

(b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell an Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.14.

Section 7.3. PERMITTED TRANSFERS.

Notwithstanding the provisions of Section 7.2, the following transfers shall not be deemed to be a Prohibited Transfer: (a) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; (b) the transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party (other than Borrower, Mezzanine Borrower); provided, however, no such transfers shall result in a change in Control in the Restricted Party or change in control of any Individual Property, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer; (c) the pledge of any interest in Borrower in connection with the Mezzanine Loan; and (d) the sale, transfer or issuance of stock in Capital Lodging or general or limited partner or member thereof provided such stock is listed on the New York Stock Exchange or such other nationally recognized stock exchange; notwithstanding anything to the contrary contained in this Section 7.3, Capital Lodging must continue to own and control, directly or indirectly, at least a 51% interest in Borrower, SPE Component Entity, and Affiliated Manager. Notwithstanding the foregoing, any transfer that results in any Person owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party shall comply with the requirements of Section 7.4 hereof.

Section 7.4. LENDER’S RIGHTS.

Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and an assumption of the Note and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) receipt of payment of a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan and all of Lender’s out-of-pocket expenses incurred in connection with such Prohibited Transfer, (c) receipt of written confirmation from the Rating Agencies that the Prohibited Transfer will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Article 6) and the other Loan Documents, (e) a new manager for the Properties and a new management agreement satisfactory to Lender, and (f) the satisfaction of such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All out-of-pocket expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Lender’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer. Notwithstanding anything to the contrary contained in this Section 7.4, in the event a substantive non-consolidation opinion was delivered to Lender and the Rating Agencies in connection with the closing of the Loan, and if any Sale or Pledge permitted under this Article 7 results in any Person and its Affiliates not owning in excess of 49% of the ownership interest in a Restricted Party on the Closing Date owning in excess of forty-nine percent (49%) of the ownership interests in a Restricted Party, Borrower shall, prior to such transfer, and in addition to any other requirement for Lender consent contained herein, deliver a revised substantive non-consolidation opinion to Lender reflecting such Prohibited Transfer, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

Section 7.5. ASSUMPTION.

Notwithstanding the foregoing provisions of this Article 7, following the date which is six (6) months from the Closing Date, Lender shall not unreasonably withhold consent to a transfer of the Properties in its entirety to, and the related assumption of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a) no Default or Event of Default has occurred;

(b) Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $25,000. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Properties, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(c) Borrower shall have paid to Lender, concurrently with the closing of such Transfer, (i) a non-refundable assumption fee in an amount equal to one percent (1.0%) of the then outstanding principal balance of the Note and (ii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the transfer;

(d) Lender shall have received evidence, acceptable to Lender in its sole discretion, that Mezzanine Lender has consented to the transfer of the Properties in its entirety to, and the related assumption of the Loan by the Transferee;

(e) Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 15 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members or shareholders as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption;

(f) Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable law, and shall execute any additional documents reasonably requested by Lender;

(g) Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple and/or leasehold title to the Properties, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(h) Transferee shall have furnished to Lender, if Transferee is a corporation, partnership, limited liability company or other entity, all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 6 hereof;

(i) Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of Section 5.14 hereof and assign to Lender as additional security such new management agreement;

(j) Transferee shall furnish an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the Note, the Mortgages, this Agreement, the assumption agreement and the other Loan Documents are valid, binding and enforceable against

Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (E) with respect to such other matters as Lender may reasonably request;

(k) if required by Lender, Lender shall have received confirmation in writing from the Rating Agencies that rate the Securities to the effect that the transfer will not result in a qualification, downgrade or withdrawal of any rating initially assigned or to be assigned to the Securities;

(l) Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 7.5; and

(m) Transferee shall, prior to such transfer, deliver a substantive non-consolidation opinion to Lender, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

A consent by Lender with respect to a transfer of the Properties in their entirety to, and the related assumption of the Loan by, a Transferee pursuant to this Section 7.5 shall not be construed to be a waiver of the right of Lender to consent to any subsequent transfer of the Properties or any part thereof.

Notwithstanding the foregoing, in no event shall Lender consent to any assumption of the Loan occurring prior to a Securitization if the consideration to be paid by the transferee to Borrower, as determined by Lender, is less than $161,000,000.00.

ARTICLE 8

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 8.1. INSURANCE.

(a) Borrower shall obtain and maintain, or cause to be maintained, at all times insurance for Borrower and each Individual Property providing at least the following coverages:

(i) comprehensive “all risk” insurance on the Improvements and the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000 for all such insurance coverage; and (D) if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of

Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Individual Property is located in an area with a high degree of seismic risk, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Individual Property with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; (4) blanket contractual liability; and (5) contractual liability covering the indemnities contained in Article 12 and Article 14 hereof to the extent the same is available;

(iii) loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) which provides that after the physical loss to the Improvements and Personal Property occurs, the loss of rents or income, as applicable, will be insured until completion of Restoration or the expiration of twenty-four (24) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that such Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from such Individual Property for the succeeding period of coverage required above. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note and to pay Operating Expenses for each period as and when incurred; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the

Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance in respect of any work or operations on or about the Individual Property, or in connection with such Individual Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) excess liability insurance in an amount not less than $75,000,000 per occurrence on terms consistent with the commercial general liability insurance required under subsection (ii) above;

(viii) a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) Borrower’s personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for Borrower or (C) temporary contract employees or student interns;

(ix) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of              Million and No/100 Dollars ($    ,000,000); and

(x) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as are required pursuant to any Franchise Agreement or as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to such Individual Property located in or around the region in which such Individual Property is located.

With respect to the Policies required to be maintained pursuant to clauses (i) through (x) above, Borrower shall maintain insurance coverage against Losses resulting from acts of terrorism.

(b) All insurance provided for in Section 8.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better by S&P (or such other ratings approved by Lender) and/or a general policy rating of “A” or better and a financial class of VIII or better by A.M. Best Company, Inc. The Policies described in Section 8.1(a) shall designate Lender and its successors and assigns as additional insureds, mortgagees and/or loss payee as deemed appropriate by Lender. To the extent such Policies are not available as of the Closing Date, Borrower shall deliver certified copies of all Policies to Lender not later than thirty (30) days after the Closing Date. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, renewal Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”) shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only such Individual Property in compliance with the provisions of Section 8.1(a).

(d) All Policies provided for or contemplated by Section 8.1(a), except for the Policy referenced in Section 8.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies provided for in Section 8.1(a) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give written notice to Lender if the Policies have not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in any Individual Property, including, without limitation, obtaining such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

Section 8.2. CASUALTY.

If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the Restoration of such Individual Property in accordance with Section 8.4, whether or not Lender makes any Net Proceeds available pursuant to Section 8.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. Borrower shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Lender; provided, however, if an Event of Default has occurred and is continuing, Lender shall have the exclusive right to participate in the adjustment of all claims for Insurance Proceeds.

Section 8.3. CONDEMNATION.

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of such Individual Property and otherwise comply with the provisions of Section 8.4, whether or not Lender makes any Net Proceeds available pursuant to Section 8.4. If an Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. If the Lien of a Mortgage is released with respect to an Individual Property in accordance with Section 2.5 hereof, Lender shall thereafter have no rights to receive any Award subsequently issued in connection with such Individual Property.

Section 8.4. RESTORATION.

The following provisions shall apply in connection with the Restoration of each Individual Property:

(a) If the Net Proceeds shall be less than (i) $500,000.00 with respect to any Individual Property located in Atlanta, Georgia or Pittsburgh, Pennsylvania or (ii) $250,000.00 with respect to any Individual Property other than the Individual Property located in Atlanta, Georgia or Pittsburgh, Pennsylvania, and the costs of completing the Restoration shall be less than (x) $500,000.00 with respect to any Individual Property located in Atlanta, Georgia or Pittsburgh, Pennsylvania or (y) $250,000.00 with respect to any Individual Property other than the Individual Property located in Atlanta, Georgia or Pittsburgh, Pennsylvania, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 8.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than (i) $500,000.00 with respect to any Individual Property located in Atlanta, Georgia or Pittsburgh, Pennsylvania or (ii) $250,000.00 with respect to any Individual Property other than the Individual Property located in Atlanta, Georgia or Pittsburgh, Pennsylvania or the costs of completing the Restoration are equal to or greater than (x) $500,000.00 with respect to any Individual Property located in Atlanta, Georgia or Pittsburgh, Pennsylvania or (y) $250,000.00 with respect to any Individual Property other than the Individual Property located in Atlanta, Georgia or Pittsburgh, Pennsylvania, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 8.4. The term “Net Proceeds” for purposes of this Section 8.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 8.1(a)(i), (iv), (vi) and (vii) as a result of a Casualty, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on any Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting any Individual Property is taken, such land is located along the perimeter or periphery of such Individual Property, and no portion of the hotel buildings or any ancillary Improvements which, if taken, would have a Material Adverse Effect on the use, occupancy or value of the applicable Individual Property;

(C) The Operating Lease shall remain in full force and effect during and after the completion of the Restoration;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion and in accordance with the terms and conditions of the Franchise Agreement;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to an Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the insurance coverage referred to in Section 8.1(a)(iii) above;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Major Leases or material agreements affecting the Individual Property, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation, (4) the expiration of the insurance coverage referred to in Section 8.1(a)(iii) or (5) the date required for such completion pursuant to the Franchise Agreement;

(G) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the Improvements;

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender;

(K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration; and

(L) the Franchise Agreement is not terminated as a result of such casualty.

(ii) The Net Proceeds shall be held by Lender until disbursements commence, and, until disbursed in accordance with the provisions of this Section 8.4, shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all the conditions precedent to such advance, including those set forth in Section 8.4(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy. Notwithstanding the foregoing, Insurance Proceeds from the Policies required to be maintained by Borrower pursuant to Section 8.1(a)(iii) shall be controlled by Lender at all times, shall not be subject to the provisions of this Section 8.4 and shall be used solely for the payment of the obligations under the Loan Documents and Operating Expenses.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer reasonably selected by Lender (the “Restoration Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts in excess of $125,000 under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Restoration Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgages and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 8.4(b)(vii) may (x) be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, (y) at the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Lender shall designate.

(d) In the event of foreclosure of any Mortgage, or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.

ARTICLE 9

RESERVE FUNDS

Section 9.1. REQUIRED REPAIRS.

(a) Borrower shall make the repairs and improvements to each Individual Property set forth on Schedule I and as more particularly described in the applicable Physical Conditions Report prepared in connection with the closing of the Loan (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs in a good and workmanlike manner on or before the date that is twelve (12) months from the date hereof or within such other time frame for completion specifically set forth on Schedule I.

(b) Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent to fund the Required Repairs (the “Required Repair Account”) into which Borrower shall deposit on the date hereof the amount of $526,153.00, which amount equals 100% of the estimated cost for the completion of the Required Repairs. Amounts so deposited shall hereinafter be referred to as the “Required Repair Funds.”

Section 9.2. REPLACEMENTS.

(a) On an ongoing basis throughout the term of the Loan, Borrower shall (1) make capital repairs, replacements and improvements necessary to keep each Individual Property in good order and repair and in a good marketable condition or prevent deterioration of such Individual Property, including, but not limited to, those repairs, replacements and improvements more particularly described on Schedule II attached hereto and made a part hereof and (2) purchase, replace and/or install FF&E necessary to keep the Property in good order and repair and in a good marketable condition (collectively, the “Replacements”). Borrower shall complete all Replacements in a good and workmanlike manner as soon as commercially reasonable after commencing to make each such Replacement.

(b) Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent to fund the Replacements (the “Replacement Reserve Account”) into which Borrower shall deposit on the date hereof $                    . In addition, Borrower shall deposit the Replacement Reserve Monthly Deposit into the Replacement Reserve Account on each Payment Date. Amounts so deposited shall hereinafter be referred to as

“Replacement Reserve Funds.” Lender may, in its reasonable discretion, adjust the Replacement Reserve Monthly Deposit from time to time to an amount sufficient to maintain the proper maintenance and operation of the Properties. In the event Lender shall at any time increase the Replacement Reserve Monthly Deposit, Borrower may, at its election, request that Lender obtain, at the sole cost and expense of Borrower, a Physical Conditions Report prepared by an engineer selected by Lender in its reasonable discretion, in which case the Replacement Reserve Monthly Deposit shall be adjusted by Lender based on the results of such report, provided that in no event shall such amounts be reduced below the current amount of the Replacement Reserve Monthly Deposit set forth in herein.

The term “Replacement Reserve Monthly Deposit” shall mean the quotient obtained by dividing (i) the Annual Replacement Reserve Requirement, by (ii) twelve (12). Except as provided in the preceding paragraph, the Replacement Reserve Monthly Deposit shall be adjusted annually by Lender on the Payment Date occurring in April of each calendar year (the “Annual Adjustment Date”) (as reflected in Borrower’s annual operating statements as delivered to Lender pursuant to this Agreement in good faith).

(c) Notwithstanding the foregoing, in lieu of making any Replacement Reserve Monthly Deposits, Borrower shall have the one-time right, either on the date hereof or during the term of the Loan, to deliver to Lender a Letter of Credit in an amount equal to the product of six (6) times the then current Replacement Reserve Monthly Deposit. Upon Lender’s receipt of such Letter of Credit, Borrower’s obligations to make the Replacement Reserve Monthly Deposits shall be suspended until such time as either the Debt is paid in full or Lender draws on the Letter of Credit pursuant to the term hereof. Upon adjustment of the Replacement Reserve Monthly Deposit on each Annual Adjustment Date, the amount of the Letter of Credit shall be increased (or may be decreased, as applicable) so that such amount of the Letter of Credit after such adjustment equals the product of six (6) times the adjusted Replacement Reserve Monthly Deposit. In the event that the amount of the Letter of Credit shall be adjusted upwards, Borrower shall cause the Letter of Credit to be so increased upon ten (10) Business Days demand by Lender. In the event that that the amount of the Letter of Credit may be adjusted downwards, provided no Event of Default exists, Lender shall either release the Letter of Credit to Borrower upon receipt by Lender of a replacement Letter of Credit in an amount required pursuant to this subsection (c) or permit the Letter of Credit to be amended to reflect the lower amount. The Letter of Credit shall be held by Lender for the term of the Loan and shall not be subject to any reduction other than as set forth herein or in connection with a Lender draw thereunder pursuant to the terms hereof. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to draw upon the Letter of Credit and apply the proceeds therefrom for any purpose as set forth in Section 9.11(f).

(d) In the event that Borrower has elected to deliver the Letter of Credit to Lender pursuant to the terms of subsection (c) above, Borrower shall have a one-time right to obtain a release of the Letter of Credit provided Borrower delivers to Lender a cash deposit in an amount equal to the amount of the Letter of Credit required pursuant to subsection (c) as of the date of the delivery of such cash deposit (the “Replacement Letter of Credit Cash Deposit”). The Replacement Letter of Credit Cash Deposit shall be deposited into the Replacement Reserve Account. Upon Lender’s receipt of such Replacement Letter of Credit

Cash Deposit, Borrower’s obligations to make the Replacement Reserve Monthly Deposits shall continue to be suspended until such time as the Debt is paid in full. Upon adjustment of the Replacement Reserve Monthly Deposit on each Annual Adjustment Date, the amount of the Replacement Letter of Credit Cash Deposit shall be increased (or may be decreased, as applicable) so that such amount of the Replacement Letter of Credit Cash Deposit after such adjustment equals the product of six (6) times the adjusted Replacement Reserve Monthly Deposit. In the event that the amount of the Replacement Letter of Credit Cash Deposit shall be adjusted upwards, Borrower shall deposit with Lender an additional cash deposit in the amount of such increase upon ten (10) days demand by Lender. In the event that that the amount of the Replacement Letter of Credit Cash Deposit may be adjusted downwards, provided no Event of Default exists, Lender shall, upon written request from Lender, release a portion of the Replacement Letter of Credit Cash Deposit in amount equal to such difference. The Replacement Letter of Credit Cash Deposit shall be held by Lender for the term of the Loan and shall not be subject to any disbursement or reduction other than as set forth in this subsection (d). Upon the occurrence and during the continuance of an Event of Default, Lender shall have the same rights with respect to the Replacement Letter of Credit Cash Deposit that it has with respect to any other Reserve Funds.

Section 9.3. INTENTIONALLY DELETED.

Section 9.4. REQUIRED WORK.

Borrower shall diligently pursue all Required Repairs and Replacements (collectively, the “Required Work”) to completion in accordance with the following requirements:

(a) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Required Work to the extent such contracts or work orders exceed $125,000. Upon Lender’s request, Borrower shall collaterally assign any contract or subcontract to Lender.

(b) In the event Lender determines in its reasonable discretion that any Required Work is not being or has not been performed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement (if applicable) for such unsatisfactory Required Work and to proceed under existing contracts or to contract with third parties to complete such Required Work and to apply the Required Repair Funds or the Replacement Reserve Funds, as applicable, toward the labor and materials necessary to complete such Required Work, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(c) In order to facilitate Lender’s completion of the Required Work in accordance with paragraph (b) of this Section 9.4, Borrower grants Lender the right to enter onto the Properties and perform any and all work and labor necessary to complete the Required Work and/or employ watchmen to protect the Properties from damage. All sums so expended by Lender, to the extent not from the Reserve Funds (if applicable), shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgages. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Required Work in the name of Borrower upon Borrower’s failure to do so in a workmanlike and timely manner. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) if applicable, to use any of the Reserve Funds for the purpose of making or completing the Required Work; (ii) to make such additions, changes and corrections to the Required Work as shall be necessary or desirable to complete the Required Work; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of the Required Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Properties or the rehabilitation and repair of the Properties; and (vii) to do any and every act which Borrower might do on its own behalf to fulfill the terms of this Agreement.

(d) Nothing in this Section 9.4 shall: (i) make Lender responsible for making or completing the Required Work; (ii) require Lender to expend funds in addition to the Reserve Funds (if applicable) to make or complete any Required Work; (iii) obligate Lender to proceed with the Required Work; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Required Work.

(e) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties performing Required Work pursuant to this Section 9.4 to enter onto the Properties during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Required Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Required Work which are or may be kept at the Properties, and to complete any Required Work made pursuant to this Section 9.4. Borrower shall cause all contractors and subcontractors to cooperate with Lender and Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.4 or the completion of Required Work pursuant to this Section 9.4.

(f) If applicable, Lender may, to the extent any Required Work would reasonably require an inspection of the Properties, inspect the Properties at Borrower’s expense prior to making a disbursement of the Reserve Funds in order to verify completion of the Required Work for which reimbursement is sought. Borrower shall pay Lender a reasonable inspection fee not exceeding $1,000 for each such inspection. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of the Reserve Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(g) The Required Work and all materials, equipment, fixtures, or any other item comprising a part of any Required Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other Liens (except for Permitted Encumbrances).

(h) If applicable, before each disbursement of the Reserve Funds, Lender may require Borrower to provide Lender with a search of title to the Properties effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s or other Liens of any nature have been placed against the Properties since the date of recordation of the Mortgages and that title to the Properties is free and clear of all Liens (except for Permitted Encumbrances).

(i) All Required Work shall comply with all Legal Requirements and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(j) Borrower hereby assigns to Lender all rights and claims Borrower may have against all Persons supplying labor or materials in connection with the Required Work; provided, however, that Lender may not pursue any such rights or claims unless an Event of Default has occurred and remains uncured.

Section 9.5. RELEASE OF RESERVE FUNDS.

(a) Upon written request from Borrower and satisfaction of the requirements set forth in this Agreement, Lender shall disburse to Borrower amounts from (i) the Required Repair Account to the extent necessary to pay for or reimburse Borrower for the actual costs of each Required Repair (but not exceeding 125% of the original estimated cost of such Required Repair as set forth on Schedule I, unless Lender has agreed to pay or reimburse Borrower for such excess cost pursuant to Section 9.5(f)) or (ii) the Replacement Reserve Account to the extent necessary to pay or reimburse Borrower for the actual costs of any approved Replacements. Notwithstanding the preceding sentence, in no event shall Lender be required to (x) disburse any amounts which would cause the amount of funds remaining in the Required Repair Account after any disbursement (other than with respect to the final disbursement) to be less than 100% of the then current estimated cost of completing all remaining Required Repairs for the Properties, (y) disburse funds from any of the Reserve Accounts if an Event of Default exists, or (z) disburse funds from the Replacement Reserve Account to pay or reimburse Borrower for the costs of routine repairs or maintenance to the Properties or for costs which are to be paid or reimbursed from funds held in the Required Repair Account.

(b) Each request for disbursement from any of the Reserve Accounts shall be on a form provided or approved by Lender and shall (i) include copies of invoices for all items or materials purchased and all labor or services provided and (ii) specify (A) the Required Work for which the disbursement is requested, (B) the quantity and price of each item purchased, if the Required Work includes the purchase or replacement of specific items, (C) the price of all materials (grouped by type or category) used in any Required Work other than the purchase or replacement of specific items, and (D) the cost of all contracted labor or other services applicable to each Required Work for which such request for disbursement is made. With each request Borrower shall certify that all Required Work has been performed in accordance with all Legal Requirements. Except as provided in Section 9.5(d), each request for disbursement shall be made only after completion of the Required Repair, Replacement (or the portion thereof completed in accordance with Section 9.5(d)), or the full performance by the leasing agent of its obligations (in the case of Leasing Commissions), as applicable, for which disbursement is requested. Borrower shall provide Lender evidence satisfactory to Lender in its reasonable judgment of such completion or performance.

(c) Borrower shall pay all invoices in connection with the Required Work with respect to which a disbursement is requested prior to submitting such request for disbursement from the Reserve Accounts or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with the Required Work. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement of the Reserve Funds. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $10,000 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to all Legal Requirements and shall cover all work performed and materials supplied (including equipment and fixtures) for any Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current disbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(d) If (i) the contractor performing such Required Work requires periodic payments pursuant to terms of a written contract, and (ii) Lender has approved in writing in advance such periodic payments, a request for disbursement from the Reserve Accounts may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of work, (B) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in such Individual Property, (C) all other conditions in this Agreement for disbursement have been satisfied, and (D) in the case of a Replacement, funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required.

(e) Borrower shall not make a request for, nor shall Lender have any obligation to make, any disbursement from any Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) in any amount less than the lesser of (i) $10,000 or (ii) the total cost of the Required Work for which the disbursement is requested.

(f) In the event any Borrower requests a disbursement from the Required Repair Account to pay or reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Required Repairs specified on Schedule I, or for a Required Repair to the extent the cost of such Required Repair exceeds 125% of the estimated cost of such Required Repair as set forth on Schedule I (in either case, an “Additional Required Repair”), Borrower shall disclose in writing to Lender the reason why funds in the Required Repair Account should be used to pay for such Additional Required Repair. If Lender determines that (i) such Additional Required Repair is of the type intended to be covered by the Required Repair Account, (ii) such Additional Required Repair is not covered or is not of the type intended to be covered by the Replacement Reserve Account, (iii) costs for such Additional Required Repair are reasonable, (iv) the funds in the Required Repair Account are sufficient to pay for such Additional Required Repair and all other Required Repairs for the Properties specified on Schedule I, and (v) all other conditions for disbursement under this Agreement have been met, Lender shall disburse funds from the Required Repair Account.

(g) In the event any Borrower requests a disbursement from the Replacement Reserve Account to pay or reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Replacements specified in the Physical Conditions Report or on Schedule II prepared in connection with the closing of the Loan (an “Additional Replacement”), Borrower shall disclose in writing to Lender the reason why funds in the Replacement Reserve Account should be used to pay for such Additional Replacement. If Lender determines that (i) such Additional Replacement is of the type intended to be covered by the Replacement Reserve Account, (ii) such Additional Replacement is not covered or is not of the type intended to be covered by the Required Repair Account, (iii) costs for such Additional Replacement are reasonable, (iv) the funds in the Replacement Reserve Account are sufficient to pay for such Additional Replacement and all other Replacements for the Properties specified in the Physical Conditions Report, and (v) all other conditions for disbursement under this Agreement have been met, Lender shall disburse funds from the Replacement Reserve Account.

(h) Lender’s disbursement of any Reserve Funds or other acknowledgment of completion of any Required Work in a manner satisfactory to Lender shall not be deemed a certification or warranty by Lender to any Person that the Required Work has been completed in accordance with Legal Requirements.

(i) If the funds in any Reserve Account should exceed the amount of payments actually applied by Lender for the purposes of the account, Lender in its sole discretion shall either return any excess to Borrower or credit such excess against future payments to be made to that Reserve Account. In allocating any such excess, Lender may deal with the Person shown on Lender’s records as being the owner of the applicable Individual Property. If at any time Lender reasonably determines that the Reserve Funds are not or will not be sufficient to make the required payments, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.

(j) The insufficiency of any balance in any of the Reserve Accounts shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

(k) Upon the earlier to occur of (i) the timely completion of all Required Repairs and any Additional Required Repairs, if any, in accordance with the requirements of this

Agreement, as verified by Lender in its reasonable discretion, or (ii) the payment in full of the Debt, all amounts remaining on deposit, if any, in the Required Repair Account shall be returned to Borrower or the Person shown on Lender’s records as being the owner of the applicable Individual Property and no other party shall have any right or claim thereto.

(l) Upon payment in full of the Debt, all amounts remaining on deposit, if any, in the Replacement Reserve Account shall be returned to Borrower or the Person shown on Lender’s records as being the owner of the Properties and no other party shall have any right or claim thereto.

(m) The provisions of this Section 9.5 shall not be applicable with respect to the Replacement Reserve Funds in the event Borrower delivers to Lender a Letter of Credit or the Replacement Letter of Credit Cash Deposit in accordance with Section 9.2 hereof.

(n) Provided Borrower has submitted to Lender all information as may be requested by Lender in which to determine whether to grant any approval required pursuant to this Section 9.5 or to make a disbursement from any reserve account established pursuant to this Article 9, Lender shall use its commercially reasonable efforts (acting in good faith) to respond as promptly as reasonably possible to any request by Borrower for such approval or disbursement; provided, however, that Lender’s failure to respond promptly shall not (i) negate, impair or otherwise adversely affect any rights Lender may have pursuant to the Loan Documents and (ii) be deemed to be an approval by Lender of the requested matter or an agreement by Lender to make such disbursement (or reduction or release, as applicable).

Section 9.6. TAX AND INSURANCE RESERVE FUNDS.

Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent sufficient to discharge Borrower’s obligations for the payment of Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof (the “Tax and Insurance Reserve Account”) into which Borrower shall deposit on the date hereof $            , which amount, when added to the required monthly deposits set forth in the next sentence, is sufficient to make the payments of Taxes and Insurance Premiums as required herein. Borrower shall deposit into the Tax and Insurance Reserve Account on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non-payment thereof, and (b) except to the extent Lender has waived the insurance escrow because the insurance required hereunder is maintained under a blanket insurance Policy acceptable to Lender in accordance with Section 8.1(c), one-twelfth of the Insurance Premiums that Lender estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the Policies upon the expiration thereof or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Reserve Funds”). Lender will apply the Tax and Insurance Reserve Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.4 and Section 8.1 hereof. In making any disbursement from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office or tax lien service (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Reserve Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Account. In allocating any such excess, Lender may deal with the person shown on Lender’s records as being the owner of the Properties. Any amount remaining in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be returned to Borrower or the person shown on Lender’s records as being the owner of the Properties and no other party shall have any right or claim thereto. If at any time Lender reasonably determines that the Tax and Insurance Reserve Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.

Section 9.7. INTENTIONALLY DELETED.

Section 9.8. INTENTIONALLY DELETED.

Section 9.9. INTENTIONALLY DELETED.

Section 9.10. OPERATING EXPENSES; EXTRAORDINARY EXPENSES.

(a) Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent into which Borrower shall deposit, on each Payment Date during any Lockbox Cash Flow Sweep Period, funds sufficient to pay all Operating Expenses required to be incurred during the following month in accordance with the Annual Budget approved by Lender (the “Operating Expense Reserve Account.”) Amounts so deposited shall hereinafter be referred to as the “Operating Expense Reserve Funds.” Provided no Event of Default has occurred and is continuing, sums from the Operating Expense Reserve Account shall be disbursed by Lender to Borrower following receipt and approval of Borrower’s written request for the payment of such Operating Expenses.

(b) Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent into which Borrower shall deposit, on each Payment Date during any Lockbox Cash Flow Sweep Period, funds sufficient to pay any Extraordinary Expenses for the following month which have been approved by Lender (the “Extraordinary Expense Reserve Account.”) Amounts so deposited shall hereinafter be referred to as the “Extraordinary Expense Reserve Funds.” Provided no Event of Default has occurred and is continuing, sums from the Extraordinary Expense Reserve Account shall be disbursed by Lender to Borrower following receipt and approval of Borrower’s written request for the payment of such Extraordinary Expenses.

Section 9.11. RESERVE FUNDS GENERALLY.

(a) (i) Except for the Replacement Reserve Account, the Required Repair Account, the Operating Expense Reserve Account and the Extraordinary Expense Reserve Account, no earnings or interest on the Reserve Accounts shall be payable to Borrower. Neither Lender nor any loan servicer that at any time holds or maintains such non-interest-bearing Reserve Accounts shall have any obligation to keep or maintain such Reserve Accounts or any funds deposited therein in interest-bearing accounts. If Lender or any such loan servicer elects in its sole and absolute discretion to keep or maintain any non-interest-bearing Reserve Account or any funds deposited therein in an interest-bearing account, the account shall be an Eligible Account and (A) such funds shall not be invested except in Permitted Investments, and (B) all interest earned or accrued thereon shall be for the account of and be retained by Lender or such loan servicer.

(ii) Funds deposited in the Replacement Reserve Account, the Required Repair Account, the Operating Expense Reserve Account and the Extraordinary Expense Reserve Account shall be held in an interest-bearing business savings account and interest shall be credited to Borrower. In no event shall Lender or any loan servicer that at any time holds or maintains the Replacement Reserve Account, the Required Repair Account, the Operating Expense Reserve Account and the Extraordinary Expense Reserve Account be required to select any particular interest-bearing account or the account that yields the highest rate of interest, provided that selection of the account shall be consistent with the general standards at the time being utilized by Lender or the loan servicer, as applicable, in establishing similar accounts for loans of comparable type. All such interest shall be and become part of the Replacement Reserve Account, the Required Repair Account, the Operating Expense Reserve Account and the Extraordinary Expense Reserve Account and shall be disbursed in accordance with Section 9.5 above; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default. Borrower agrees that it shall include all interest on Replacement Reserve Funds, the Required Repair Funds, the Operating Expense Reserve Funds and the Extraordinary Expense Reserve Funds as the income of Borrower (and, if Borrower is a partnership or other pass-through entity, the partners, members or beneficiaries of Borrower, as the case may be), and Borrower shall be the owner of the Replacement Reserve Funds, the Required Repair Funds, the Operating Expense Reserve Funds and the Extraordinary Expense Reserve Funds for federal and applicable state and local tax purposes, except to the extent that Lender retains any interest for its own account during the occurrence and continuance of an Event of Default as provided herein.

(b) Borrower grants to Lender a first-priority perfected security interest in, and assigns and pledges to Lender, each of the Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Accounts and the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 9.9 are intended to give Lender or any subsequent holder of the Loan “control” of the Reserve Accounts within the meaning of the UCC.

(c) The Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts shall be subject to the exclusive dominion and control of Lender, which shall hold the Reserve Accounts and any or all Reserve Funds now or hereafter deposited in the Reserve Accounts subject to the terms and conditions of this Agreement.

Borrower shall have no right of withdrawal from the Reserve Accounts or any other right or power with respect to the Reserve Accounts or any or all of the Reserve Funds now or hereafter deposited in the Reserve Accounts, except as expressly provided in this Agreement.

(d) Lender shall furnish or cause to be furnished to Borrower, without charge, an annual accounting of each Reserve Account in the normal format of Lender or its loan servicer, showing credits and debits to such Reserve Account and the purpose for which each debit to each Reserve Account was made.

(e) As long as no Event of Default has occurred, Lender shall make disbursements from the Reserve Accounts in accordance with this Agreement. All such disbursements shall be deemed to have been expressly pre-authorized by Borrower, and shall not be deemed to constitute the exercise by Lender of any remedies against Borrower unless an Event of Default has occurred and is continuing and Lender has expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to the Reserve Accounts.

(f) If any Event of Default occurs, Borrower shall immediately lose all of its rights to receive disbursements from the Reserve Accounts until the earlier to occur of (i) the date on which such Event of Default is cured to Lender’s satisfaction, or (ii) the payment in full of the Debt. In addition, at Lender’s election, Borrower shall lose all of its rights to receive interest on the Replacement Reserve Account, the Required Repair Account, the Operating Expense Reserve Account and the Extraordinary Expense Reserve Account during the occurrence and continuance of an Event of Default. Upon the occurrence of any Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Reserve Accounts. Without limitation of the foregoing, upon any Event of Default, Lender may use and disburse the Reserve Funds (or any portion thereof) for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item from any of the Reserve Accounts as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Reserve Funds and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Reserve Funds to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgages.

(g) The Reserve Funds shall not constitute escrow or trust funds and may be commingled with other monies held by Lender but such Reserve Funds shall continue to be owned by Borrower until the application to the Debt or other amounts due hereunder during the occurrence and continuation of an Event of Default. Notwithstanding anything else herein to the contrary, Lender may commingle in one or more Eligible Accounts any and all funds controlled by Lender, including, without limitation, funds pledged in favor of Lender by other borrowers, whether for the same purposes as the Reserve Accounts or otherwise. Without limiting any other provisions of this Agreement or any other Loan Document, the Reserve Accounts may be established and held in such name or names as Lender or its loan servicer, as agent for Lender, shall deem appropriate, including, without limitation, in the name of Lender or such loan servicer, as agent for Lender. In the case of any Reserve Account which is held in a commingled account, Lender or its loan servicer, as applicable, shall maintain records sufficient to enable it to determine at all times which portion of such account is owned by Borrower and related to the Loan. The Reserve Accounts are solely for the protection of Lender. With respect to the Reserve Accounts, Lender shall have no responsibility beyond (i) the allowance of due credit for the sums actually received by Lender or beyond the reimbursement or payment of the costs and expenses for which such accounts were established in accordance with their terms and (ii) ensuring that the Reserve Accounts are only invested in Permitted Investments. Upon assignment of the Loan by Lender, any Reserve Funds shall be turned over to the assignee and any responsibility of Lender as assignor shall terminate. The requirements of this Agreement concerning Reserve Accounts in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable law.

(h) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Accounts or the Reserve Funds deposited therein or permit any Lien to attach thereto, except for the security interest granted in this Section 9.9, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(i) Borrower will maintain the security interest created by this Section 9.9 as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Reserve Accounts and the Reserve Funds against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Lender reasonably may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

ARTICLE 10

CASH MANAGEMENT

Section 10.1. LOCKBOX ACCOUNT AND CASH MANAGEMENT ACCOUNT

(a) Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain (or cause to be maintained), (i) pursuant to the Lockbox Agreements, one or more non-interest bearing Eligible Accounts into which Borrower shall, and shall cause Manager to, deposit or cause to be deposited, all Rents and other revenue from each Individual Property (each such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are individually and collectively, as the context may require, referred to herein as the “Lockbox Account”), and (ii) an interest bearing Eligible Account with Lender or Lender’s servicer into which funds in the Lockbox Account shall be transferred pursuant to the terms of Section 10.2(b) hereof (such account, the sub-accounts thereof, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are referred to herein as the “Cash Management Account”).

(b) The Lockbox Account and Cash Management Account shall each be in the name of Borrower for the benefit of Lender, provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes (except to the extent Lender retains any interest earned on the Cash Management Account for its own account following the occurrence and during the continuance of an Event of Default or with respect to any earned interest retained by Lender on the Tax and Insurance Reserve Funds). Sums on deposit in the Cash Management Account shall not be invested except in such Permitted Investments as determined and directed by Lender and all income earned thereon shall be the income of Borrower and be applied to and become part of the Cash Management Account, to be disbursed in accordance with this Article 10. Neither Lockbox Bank nor Lender shall have any liability for any loss resulting from the investment of funds in Permitted Investments in accordance with the terms and conditions of this Agreement.

(c) The Lockbox Account and Cash Management Account shall be subject to the exclusive dominion and control of Lender and, except as otherwise expressly provided herein, none of Borrower, Manager or any other party claiming on behalf of, or through, Borrower, or Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.

(d) Borrower agrees to pay (or cause to be paid) the customary fees and expenses of Lockbox Bank (incurred in connection with maintaining the Lockbox Account) and Lender (incurred in connection with maintaining the Lockbox Account) and any successors thereto in connection therewith, as separately agreed by them from time to time.

(e) Lender shall be responsible for the performance only of such duties with respect to the Cash Management Account as are specifically set forth herein, and no duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act which would involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Lender and its directors, employees, officers and agents harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by such parties in connection with the Cash Management Account other than such as result from the gross negligence or willful misconduct of Lender or intentional nonperformance by Lender of its obligations under the Loan Documents.

Section 10.2. DEPOSITS AND WITHDRAWALS

(a) Borrower represents, warrants and covenants that:

(i) Concurrently with the execution of this Agreement, (A) Borrower or Manager shall deliver a notice substantially in the form of Exhibit E hereto to all credit card companies to pay all Account Receivable directly into the Lockbox Account (the “Credit Card Direction Letter”) and (B) to the extent any Franchisor pays any Accounts Receivable to Borrower, Borrower or Manager shall instruct each Franchisor to deposit all Accounts Receivable for each Individual Property and all other sums collected by each Franchisor pursuant to each Franchise Agreement into the Lockbox Account (the “Franchisor Direction Letter”). If Borrower or Manager fails to provide any such notice (and without prejudice to Lender’s rights with respect to such default), Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to sign and deliver the appropriate Credit Card Direction Letter or Franchisor Direction Letter, as applicable;

(ii) Borrower shall, and shall cause Manager to, instruct all Persons that maintain open accounts with Borrower or Manager with respect to each Individual Property or with whom Borrower or Manager does business on an “accounts receivable” basis with respect to each Individual Property to deliver all payments due under such accounts to the Lockbox. None of Borrower or Manager shall direct any such Person to make payments due under such accounts in any other manner;

(iii) All Rents or other income from the Property shall (A) be deemed additional security for payment of the Debt and shall be held in trust for the benefit, and as the property, of Lender, (B) not be commingled with any other funds or property of Borrower or Manager, and (C) if received by Borrower or Manager notwithstanding the delivery of a Credit Card Direction Letter or Franchisor Direction Letter, as applicable, be deposited in the Lockbox Account within one (1) Business Day of receipt;

(iv) Without the prior written consent of Lender, so long as any portion of the Debt remains outstanding, none of Borrower or Manager shall terminate, amend, revoke or modify any Credit Card Direction Letter or Franchisor Direction Letter in any manner whatsoever or direct or cause any Tenant, credit card company or Franchisor to pay any amount in any manner other than as provided in the related Credit Card Direction Letter or Franchisor Direction Letter, as applicable; and

(v) So long as any portion of the Debt remains outstanding, none of Borrower or Manager nor any other Person shall open or maintain any accounts other than a Lockbox Account into which revenues from the ownership and operation of each Individual Property are deposited. The foregoing shall not prohibit Borrower from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower pursuant to the express terms of this Agreement.

(b) At all times other than during a Cash Management Period, Lockbox Bank shall disburse all funds in the Lockbox Account to any account specified by Borrower in writing. Upon receipt of notice pursuant to the Lockbox Agreement by Lockbox Bank of the commencement of a Cash Management Period, (i) all rights of Borrower to receive disbursements from the Lockbox Account shall immediately cease and be automatically vested with Lender, and (ii) Lender shall have the right to transfer, or cause to be transferred, and Borrower hereby irrevocably authorizes Lender to transfer, or cause to be transferred, and Lender shall transfer, on each Business Day by wire transfer or other method of transfer mutually agreeable to Lockbox Bank and Lender of immediately available funds, all collected and available balances in the Lockbox Account to the Cash Management Account to be held until disbursed by Lender pursuant to Section 10.2(c). All rights of Lender to the withdrawal of funds from the Lockbox Account shall immediately cease upon the discontinuation of a Cash Management Period. In the event a Cash Management Period occurs three times during the term of the Loan, Borrower shall not be entitled to any disbursements of funds from the Lockbox Account during the remaining term of the Loan, the Cash Management Period shall continue, and Lender shall continue to have the right to the withdrawal of funds from the Lockbox Account until the Debt is paid in full.

(c) During a Cash Management Period, on each Payment Date (and if such day is not a Business Day, then the immediately preceding day which is a Business Day) commencing the month immediately following the month during which the Cash Management Period commences, Borrower hereby irrevocably authorizes Lender to, and subject to the terms hereof, Lender shall, withdraw or allocate to the sub-accounts of the Cash Management Account, as the case may be, amounts received in the Cash Management Account, in each case to the extent that sufficient funds remain therefore (in the following order):

(i) funds sufficient to pay the monthly deposits to the Tax and Insurance Reserve Account shall be allocated to the Tax and Insurance Reserve Account to be held and disbursed in accordance with Section 9.6;

(ii) notwithstanding an Event of Default may exist, for so long as Manager is not then in default under the Management Agreement beyond any applicable notice and cure periods and Manager is not insolvent or a debtor in a bankruptcy proceeding funds sufficient to pay all base management fees payable to Manager in accordance with the terms of the Management Agreement for the following month incurred in accordance with the related Annual Budget shall be withdrawn and paid to Manager and until such time as the Management Agreement is terminated, funds sufficient to pay all costs and expenses reimbursable to Manager pursuant to Section 5.3 of the Management Agreement [ADDITIONAL SECTIONS TO BE ADDED] for the following month and incurred in accordance with the related Annual Budget shall be withdrawn and paid to Manager;

(iii) funds sufficient to pay the Monthly Payment Amount shall be withdrawn and paid to Lender;

(iv) funds sufficient to pay the Replacement Reserve Monthly Deposit shall be allocated to the Replacement Reserve Account to be held and disbursed in accordance with Section 9.5;

(v) funds sufficient to pay any interest accruing at the Default Rate, late payment charges, if any, and any other sums due and payable to Lender under any of the Loan Documents, shall be withdrawn and paid to Lender and applied against such items;

(vi) funds sufficient to pay Lockbox Bank for all costs and expenses incurred by Lockbox Bank in connection with the maintenance and administration of the Lockbox Account;

(vii) during a Cash Management Period caused solely by a Mezzanine Default, funds sufficient to pay Operating Expenses (to the extent actually incurred but without duplication of any sums previously disbursed pursuant to subsection (ii) above) for the following month incurred in accordance with the related Annual Budget shall be allocated to the Operating Expense Reserve Account to be held and disbursed in accordance with Section 9.10;

(viii) during a Cash Management Period caused solely by a Mezzanine Default, funds sufficient to pay any Extraordinary Expenses (without duplication of any sums previously disbursed pursuant to subsection (ii) above) for the following month which have been approved by Lender shall be allocated to the Extraordinary Expense Account to be held and disbursed in accordance with Section 9.10;

(ix) funds sufficient to pay (A) the Monthly Mezzanine Debt Service Payment Amount and (B) any Net Liquidation Proceeds After Debt Service, shall be deposited in an account designated by Mezzanine Lender in writing to Lender; and

(x) funds in an amount equal to the balance (if any) remaining on deposit in the Cash Management Account after the foregoing withdrawals and allocations shall, during any Cash Management Period caused solely by a Mezzanine Default, be deposited in an account designated by Mezzanine Lender in writing to Lender, or during any other Cash Management Period (other than caused by an Event of Default), be transferred to Borrower’s Account.

(d) Notwithstanding anything to the contrary herein, Borrower acknowledges that Borrower is responsible for monitoring the sufficiency of funds deposited in the Cash Management Account and that Borrower is liable for any deficiency in available funds, irrespective of whether Borrower has received any account statement, notice or demand from Lender or Lender’s servicer. If the amount on deposit in the Cash Management Account is insufficient to make all of the withdrawals and allocations described in Section 10.2(c)(i) through (ix) above, Borrower shall deposit such deficiency into the Cash Management Account within five (5) days (provided that such five day period shall not constitute a grace period for any default or Event of Default under this Agreement or any other Loan Document based on a failure to satisfy any monetary obligation provided in any Loan Document).

(e) If an Event of Default shall have occurred and be continuing, Borrower hereby irrevocably authorizes Lender to make any and all withdrawals from the Lockbox Account and Cash Management Account and transfers between any of the Reserve Accounts as Lender shall determine in Lender’s sole and absolute discretion and Lender may use all funds contained in any such accounts for any purpose, including but not limited to repayment of the

Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Lender under this Agreement, the Note, the Mortgage and the other Loan Documents.

Section 10.3. SECURITY INTEREST

(a) To secure the full and punctual payment of the Debt and performance of all obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents, Borrower hereby grants to Lender a first-priority perfected security interest in the Lockbox Account and Cash Management Account, all interest, cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein, any and all amounts invested in Permitted Investments, and all “proceeds” (as defined in the UCC as in effect in the state in which the Lockbox Account and Cash Management Account are located or maintained) of any or all of the foregoing. Furthermore, Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any of the foregoing or permit any Lien to attach thereto or any levy to be made thereon or any UCC Financing Statements to be filed with respect thereto. Borrower will maintain the security interest created by this Section 10.3(a) as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Lockbox Account and Cash Management Account against the claims and demands of all Persons whomsoever.

(b) Borrower authorizes Lender to file any financing statement or statements required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Lockbox Account and Cash Management Account. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder.

(c) Upon the occurrence of an Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Lockbox Account and Cash Management Account. Without limitation of the foregoing, upon any Event of Default, Lender may use the Lockbox Account and Cash Management Account for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, and out-of-pocket costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount reasonably expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Lockbox Account and Cash Management Account and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Lockbox Account or Cash Management Account to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.

(d) Notwithstanding anything to the contrary contained herein, For purposes of this Article 10 only, Business Day shall mean a day on which Lender and Lockbox Bank are both open for the conduct of substantially all of their respective banking business at the office in the city in which the Note is payable, with respect to Lender and at the office in the city where the Lockbox Account is maintained, with respect to Lockbox Bank (in both instances, excluding Saturdays and Sundays).

Section 10.4. LENDER RELIANCE.

Lender shall have no duty to confirm, inquire or determine whether a Mezzanine Default has occurred. Lender may rely on any notice it believes in good faith to be genuine and given by Mezzanine Lender.

ARTICLE 11

EVENTS OF DEFAULT; REMEDIES

Section 11.1. EVENT OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) if any portion of the Debt is not paid on or prior to the date the same is due or if the entire Debt is not paid on or before the Maturity Date; provided, however, with respect to any failure by Borrower to pay any regularly scheduled installment of interest hereunder when due (other than any installment of interest or any other amount due on the Maturity Date) and up to one (1) time during any loan year and not more than three (3) times during the term of the Loan, Borrower shall have two (2) Business Days after receipt of written notice thereof from Lender in which to cure such Event of Default (which cure shall include payment of the late payment charge and interest on such past due amount calculated at the Default Rate from the date such amount was originally due), after which time Lender may, at its option and without further notice, exercise any of its rights and remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity; provided, further, that with respect to any failure by Borrower to pay any other portion of the Debt (other than the any installment of interest or any other amount due on the Maturity Date), Borrower shall have five (5) days after receipt of written notice thereof from Lender in which to cure such Event of Default, after which time Lender may, at its option and without further notice, exercise any of its rights and remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity; provided, further however, Borrower shall not be in default so long as there is sufficient money in the Cash Management Account, or Reserve Accounts for payment of all amounts then due and payable (including any deposits into Reserve Accounts) and Lender’s access to such money has not been constrained or constricted in any manner and Borrower makes such payment which is due and payable within five (5) days of receipt of notice from Lender;

(b) except as otherwise expressly provided in the Loan Documents, if any of the Taxes or Other Charges are not paid when the same are due and payable, unless there is sufficient money in the Tax and Insurance Reserve Account for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner;

(c) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender as provided in Section 8.1;

(d) if Borrower breaches any covenant with respect to itself or any SPE Component Entity (if any) contained in Article 6 or any covenant contained in Article 7 hereof;

(e) if any representation or warranty of, or with respect to, Borrower, Borrower Principal, Ground Lessor, any SPE Component Entity, or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made;

(f) if (i) Borrower, or any managing member or general partner of Borrower, Borrower Principal or any SPE Component Entity (if any) shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Borrower, any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Borrower, any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(g) if Borrower shall be in default beyond applicable notice and grace or cure periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Individual Property, whether it be superior or junior in lien to any Mortgage;

(h) if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for any Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days, subject to Borrower’s right to contest such Lien in the same manner as contesting Taxes and Other Charges set forth in Section 5.4;

(i) if any federal tax lien is filed against Borrower, any member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) or any Individual Property and same is not discharged of record within thirty (30) days after same is filed; provided, however, that Borrower shall have the right to contest such federal tax lien in the same manner set forth in Section 5.4(b) with respect to contesting taxes;

(j) if a judgment, not covered by any insurance required to be maintained in this Agreement, is filed against the Borrower in excess of $50,000 which is not vacated or discharged within 30 days;

(k) if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;

(l) if Borrower shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or any term of any REA shall be modified or supplemented without Lender’s prior written consent; or Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA; provided that the foregoing shall not constitute an Event of Default if a replacement REA is entered into concurrently with such termination, cancellation, or non-renewal on terms reasonably acceptable to Lender;

(m) if Borrower breaches any of its covenants contained in Section 5.23;

(n) if Borrower shall fail to pay the Ground Rent or any additional rent or other charge mentioned in or made payable by any Ground Lease when said rent or other charge is due and payable;

(o) [Reserved];

(p) if there shall occur any default by Borrower, as tenant under any Ground Lease, in the observance or performance of any term, covenant or condition of such Ground Lease on the part of Borrower to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by such Ground Lease shall be surrendered or if such Ground Lease shall cease to be in full force and effect or such Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of such Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(q) if there shall if there shall occur any default under the Operating Lease, in the observance or performance of any term, covenant or condition of the Operating Lease to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided or if the leasehold estate created by the Operating Lease shall be surrendered or if the Operating Lease shall cease to be in full force and effect or the Operating Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of the Operating Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(r) if a default has occurred and continues beyond any applicable cure period under the Franchise Agreement, and such default permits a party to terminate or cancel the Franchise Agreement, unless the Franchisor has waived such default;

(s) if Borrower ceases to operate a hotel on any Individual Property (which has not been sold in accordance with the provisions of this Agreement) or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to an Individual Property or restoration of the Individual Property after Casualty or Condemnation);

(t) if Borrower terminates or cancels the Franchise Agreement or operates the Property under the name of any hotel chain or system other than as set forth on Schedule VII with respect to the applicable Individual Property set forth therein, without Lender’s prior written consent;

(u) if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents for more than ten (10) days after notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of sixty (60) days;

(v) in the event that the long term credit rating of the Issuing Bank falls below the Minimum L/C Rating and Borrower fails to deliver to Lender within thirty (30) days thereof a Letter of Credit in an amount equal to the amount of the Letter of Credit being replaced from an Issuing Bank having a credit rating of no less than the Minimum L/C Rating, unless such Letter of Credit is replaced with cash in accordance with the terms hereof within such thirty (30) day period; or

(w) if any Letter of Credit is not renewed, replaced or substituted with cash or a replacement Letter of Credit in accordance with the terms hereof thirty (30) days prior to the expiration date of such Letter of Credit.

Section 11.2. REMEDIES.

(a) a) Upon the occurrence of an Event of Default (other than an Event of Default described in Section 11.1(f) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 11.1(f) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Properties. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

ARTICLE 12

ENVIRONMENTAL PROVISIONS

Section 12.1. ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants, based upon an Environmental Report of each Individual Property and information that Borrower knows or should reasonably have known,

that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any Individual Property, except those that are both (i) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (ii) either (A) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate such Individual Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing pursuant to an Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require remediation by a Governmental Authority in, on, under or from any Individual Property except as described in the Environmental Report; (c) there is no threat of any Release of Hazardous Materials migrating to any Individual Property except as described in the Environmental Report; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Properties except as described in the Environmental Report; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person relating to Hazardous Materials in, on, under or from any Individual Property; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Properties known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Properties and/or to the environmental condition of the Properties.

Section 12.2. ENVIRONMENTAL COVENANTS.

Borrower covenants and agrees that so long as Borrower owns, manages, is in possession of, or otherwise controls the operation of any Individual Property: (a) all uses and operations on or of the Properties, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Materials in, on, under or from the Properties; (c) there shall be no Hazardous Materials in, on, or under the Properties, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate the applicable Individual Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing; (d) Borrower shall keep the Properties free and clear of all Environmental Liens; (e) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 12.4 below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Properties, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that an Individual Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (i) reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Properties; and (ii) comply with any Environmental Law; (h) Borrower shall not allow any tenant or other user of any Individual Property to violate any Environmental Law; and (i) Borrower shall immediately notify Lender in writing after it has become aware of (A) any Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards the Properties; (B) any non-compliance with any Environmental Laws related in any way to the

Properties; (C) any actual or potential Environmental Lien against any Individual Property; (D) any required or proposed remediation of environmental conditions relating to any Individual Property; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials. Any failure of Borrower to perform its obligations pursuant to this Section 12.2 shall constitute bad faith waste with respect to the Properties.

Section 12.3. LENDER’S RIGHTS.

Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Properties at all reasonable times to assess any and all aspects of the environmental condition of the Properties and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole discretion) and, if Lender reasonably believes that any Individual Property contains Hazardous Materials, taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide access to Lender and any such person or entity designated by Lender.

Section 12.4. OPERATIONS AND MAINTENANCE PROGRAMS.

If recommended by the Environmental Report or any other environmental assessment or audit of any Individual Property, Borrower shall establish and comply with an operations and maintenance program with respect to such Individual Property, in form and substance reasonably acceptable to Lender, prepared by an environmental consultant reasonably acceptable to Lender, which program shall address any asbestos-containing material or lead based paint that may now or in the future be detected at or on such Individual Property. Without limiting the generality of the preceding sentence, Lender may require (a) periodic notices or reports to Lender in form, substance and at such intervals as Lender may specify, (b) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (c) at Borrower’s sole expense, supplemental examination of the Properties by consultants specified by Lender, (d) access to the Properties by Lender, its agents or servicer, to review and assess the environmental condition of the Properties and Borrower’s compliance with any operations and maintenance program, and (e) variation of the operations and maintenance program in response to the reports provided by any such consultants.

Section 12.5. ENVIRONMENTAL DEFINITIONS.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to Borrower or any Individual Property and relate to Hazardous Materials or protection of human health or the environment. “Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person. “Environmental Report” means the written reports resulting from the environmental site assessments of any Individual Property delivered to Lender in connection with the Loan. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on any Individual Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law. “Release” of any Hazardous Materials includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

Section 12.6. INDEMNIFICATION.

(a) Borrower and Borrower Principal covenant and agree at their sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (i) any presence of any Hazardous Materials in, on, above, or under any Individual Property; (ii) any past, present or threatened Release of Hazardous Materials in, on, above, under or from any Individual Property; (iii) any activity by Borrower, any Person affiliated with Borrower, and any Tenant or other user of an Individual Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from an Individual Property of any Hazardous Materials at any time located in, under, on or above an Individual Property or any actual or proposed remediation of any Hazardous Materials at any time located in, under, on or above an Individual Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (iv) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with any Individual Property or operations thereon, including but not limited to any failure by Borrower, any person or entity affiliated with Borrower, and any tenant or other user of any Individual Property to comply with any order of any Governmental Authority in connection with any Environmental Laws; (v) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering any Individual Property; (vi) any acts of Borrower, any person or entity affiliated with Borrower, and any tenant or other user of any Individual Property in (A) arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials at any facility or incineration vessel containing such or similar Hazardous Materials or (B) accepting any Hazardous Materials for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for remediation; and (vii) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement relating to environmental matters.

(b) Upon written request by any Indemnified Party, Borrower and Borrower Principal shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower and Borrower Principal shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

(c) Notwithstanding the foregoing, Borrower and Borrower Principal shall have no liability for any Losses imposed upon or incurred by or asserted against any Indemnified Parties and described in subsection (a) above to the extent that Borrower or Borrower Principal can conclusively prove both that such Losses were caused by actions, conditions or events that occurred after the date that Lender (or any purchaser at a foreclosure sale) actually acquired title to the Properties and that such Losses were not caused by the direct or indirect actions of Borrower, Borrower Principal, or any partner, member, principal, officer, director, trustee or manager of Borrower or Borrower Principal or any employee, agent, contractor or Affiliate of Borrower or Borrower Principal. The obligations and liabilities of Borrower and Borrower Principal under this Section 12.6 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of any Mortgage.

ARTICLE 13

SECONDARY MARKET

Section 13.1. TRANSFER OF LOAN.

Lender may, at any time, sell, transfer or assign the Loan Documents, or grant participations therein (“Participations”) or syndicate the Loan (“Syndication”) or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (“Securities”) (a Syndication or the issuance of Participations and/or Securities, a “Securitization”).

Section 13.2. DELEGATION OF SERVICING.

At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such servicer/trustee.

Section 13.3. DISSEMINATION OF INFORMATION.

Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any Participations and/or Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency rating the Loan, or any Participations and/or Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans (the “Disclosure Parties”), all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any managing member or general partner thereof, Borrower Principal, any SPE Component Entity (if any) and the Properties, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable (the “Loan File Information”). Each Investor shall only be permitted to disseminate any Loan File Information in connection with any purpose related to its ownership of its interest in the Loan, provided however, any Investor or Disclosure Party may disclose the Loan File Information to any subsequent Investor or Disclosure Party in connection with a purchase, sale, transfer or assignment of all or any portion of the Loan. Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to, except as set forth in the immediately preceding sentence, any right of privacy.

Section 13.4. COOPERATION.

At the reasonable request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower and Borrower Principal shall use reasonable efforts to provide information not in the possession of the holder of the Note in order to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with such sales or transfers, including, without limitation, to:

(a) provide updated financial, budget and other information with respect to the Properties, Borrower, Borrower Principal and Manager and provide modifications and/or updates to the appraisals, market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of the Properties obtained in connection with the making of the Loan (all of the foregoing being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b) make changes to the organizational documents of Borrower, any SPE Component Entity and their respective principals;

(c) at Borrower’s expense, cause counsel to render or update existing opinion letters as to enforceability and non-consolidation, and a 10b-5 comfort letter, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, which shall be dated as of the closing date of the Securitization;

(d) permit site inspections, appraisals, market studies and other due diligence investigations of the Properties, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization;

(e) make the representations and warranties with respect to the Properties, Borrower, Borrower Principal and the Loan Documents as are made in the Loan Documents and such other representations and warranties as may be reasonably requested by the holder of the Note or the Rating Agencies;

(f) execute such amendments to the Loan Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate or the stated maturity, except in connection with a bifurcation of the Loan which may result in varying LIBOR Rates for each component thereof, but which shall have the same initial weighted average coupon of the LIBOR Rate, or (ii) in the reasonable judgment of Borrower, modify or amend any other material economic term of the Loan, or (iii) in the reasonable judgment of Borrower, materially increase Borrower’s obligations and liabilities, or materially decrease the rights, under the Loan Documents;

(g) deliver to Lender and/or any Rating Agency, (i) one or more certificates executed by an officer of the Borrower certifying as to the accuracy, as of the closing date of the Securitization, of all representations made by Borrower in the Loan Documents as of the Closing Date in all relevant jurisdictions or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate as of the closing date of the Securitization, and (ii) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the closing date of the Securitization;

(h) have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Rating Agencies or Investors;

(i) execute modifications to the Loan Documents changing the interest rate for the Loan and the Mezzanine Loan, provided that the initial weighted average of the interest rate spreads for the Loan and the Mezzanine Loan after such modification shall not exceed the weighted average of the interest rate spreads for the Loan and the Mezzanine Loan immediately prior to such modification. The Borrower and Borrower Principal shall also provide opinions and title insurance reasonably necessary to effectuate the same; and

(j) cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies.

Upon Lender’s modification of the Selected Day pursuant to the terms of Section 2.2(d) above, Borrower and Borrower Principal shall promptly deliver to Lender such modifications to the Rate Cap and the Collateral Assignment of Interest Rate Cap reasonably required by Lender as result of such designation.

All reasonable third party costs and expenses incurred by Borrower in connection with Borrower’s complying with the requests and requirements made under this Section 13.4

(including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Borrower, provided such costs and expenses (together with any costs and expenses incurred by Borrower pursuant to Section 13.6 hereof) shall not exceed $25,000 in the aggregate. Notwithstanding the foregoing, Borrower shall not be obligated to pay for any modification and/or any update to any appraisal of any Individual Property requested pursuant to Section 13.4(a). The limitation on costs and expenses set forth in this paragraph shall in no way reduce or vitiate any of Borrower’s performance obligations set forth in this Section 13.4, provided Lender reimburses Borrower for any such costs incurred by Borrower which exceed $25,000.00.

In the event that Borrower requests any consent or approval hereunder and the provisions of this Agreement or any Loan Documents require the receipt of written confirmation from each Rating Agency with respect to the rating on the Securities, or, in accordance with the terms of the transaction documents relating to a Securitization, such a rating confirmation is required in order for the consent of Lender to be given, Borrower shall pay all of the costs and expenses of Lender, Lender’s servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency as a condition to the delivery of such confirmation.

Section 13.5. SECURITIZATION INDEMNIFICATION.

(a) Borrower and Borrower Principal understand that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement, offering memorandum or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and Borrower Principal will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Borrower and Borrower Principal agree to provide in connection with each of (i) a preliminary and a final offering memorandum or private placement memorandum or similar document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower and Borrower Principal have carefully examined such memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan), as applicable, including without limitation, the sections entitled “Special Considerations,” and/or “Risk Factors,” and “Certain Legal Aspects of the Mortgage Loan,” or similar sections, and all sections relating to Borrower, Borrower Principal, Manager, their Affiliates, the Loan, the Loan Documents and the Properties, and any risks or special considerations relating thereto, and that, to the best of Borrower’s knowledge except as identified by Borrower, such sections (and any other sections reasonably requested by Lender (collectively, the “Disclosed Materials”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 13.5, Lender hereunder shall include its officers and directors) and the Affiliate of Lender that (i) has filed the registration statement, if any, relating to the Securitization and/or (ii) which is acting as issuer, depositor, sponsor and/or a similar capacity with respect to the Securitization (any Person described in (i) or (ii), an “Issuer Person”), and each director and officer of any Issuer Person, and each Person or entity who controls any Issuer Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Issuer Group”), and each Person which is acting as an underwriter, manager, placement agent, initial purchaser or similar capacity with respect to the Securitization, each of its directors and officers and each Person who controls any such Person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Disclosed Materials or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the Disclosed Materials or necessary in order to make the statements in the Disclosed Materials or in light of the circumstances under which they were made, not misleading (collectively the “Securities Liabilities”) and (C) agreeing to reimburse Lender, the Issuer Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Issuer Group in connection with investigating or defending the Securities Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Securities Liabilities arise out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender or any member of the Issuer Group or Underwriter Group by or on behalf of Borrower or Borrower Principal in connection with the preparation of the memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or in connection with the underwriting of the Loan, including, without limitation, financial statements of Borrower or Borrower Principal, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Properties but excluding any Projections made in good faith by Borrower. This indemnity agreement will be in addition to any liability which Borrower and Borrower Principal may otherwise have. Moreover, the indemnification provided for in Clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower and Borrower Principal or their Affiliates if Borrower or Borrower Principal do not provide the indemnification certificate. The foregoing indemnity with respect to any untrue statement or misstatement contained in, or omission from, preliminary Disclosure Documents shall not inure to the benefit of any member of the Issuer Group or the Underwriting Group (or any person controlling such Issuer Group or Underwriting Group) from whom the Person asserting any such Loss purchased any securities which are the subject thereof if Borrower shall sustain the burden of proving that any such Loss resulted from the fact that such Person was not provided with a copy of the final Disclosure Documents at or prior to the written confirmation of the sale of such securities to such Person and the Loss resulted from untrue statement or misstatement contained in, or omission from, the preliminary Disclosure Documents that were corrected in the final

Disclosed Documents. The indemnity set forth in this Section 13.5 shall not apply with respect to any Securities Liabilities that arise out of or are based upon any untrue statement, misstatement or omission or any alleged untrue statement, misstatement or omission to state in the Disclosed Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading, if such untrue statement, misstatement or omission or alleged untrue statement, misstatement or omission related to statements and information that do not accurately reflect the Disclosed Materials or any corrections or updates to the Disclosed Materials which were provided prior to the final Disclosure Documents to investors and neither Borrower nor Borrower’s Principal has been given reasonable opportunity to review the proposed filing under the Securities Act or Exchange Act and to correct such untrue statement, misstatement or omission.

(c) In connection with filings under the Exchange Act or any information provided to holders of Securities on an ongoing basis, Borrower and Borrower Principal agree to indemnify (i) Lender, the Issuer Group and the Underwriter Group for Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Securities Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Issuer Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Issuer Group or the Underwriter Group in connection with defending or investigating the Securities Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 13.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.5, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 13.5 the indemnifying party shall be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 13.5(c) or Section 13.5(d) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.5(c) or Section 13.5(d), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the indemnified party’s, Borrower’s and Borrower Principal’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender, Borrower and Borrower Principal hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of Borrower, Borrower Principal and Lender under this Section 13.5 shall survive the satisfaction of this Agreement and the satisfaction and discharge of the Debt.

Section 13.6. REALLOCATION OF LOAN AMOUNTS.

Lender, without in any way limiting its other rights hereunder, in its sole and absolute discretion, shall have the right, at any time prior to a Securitization or a Syndication, to reallocate the amount of the Loan and the Mezzanine Loan and/or adjust the interest rate rates thereon provided that (i) the aggregate principal amount of the Loan and the Mezzanine Loan immediately following such reallocation shall equal the outstanding principal balance of the Loan and the Mezzanine Loan immediately prior to such reallocation, and (ii) the weighted average interest rate of the Note and the Mezzanine Note immediately following such reallocation shall equal the weighted average interest rate which was applicable to the Note and the Mezzanine Note immediately prior to such reallocation. Borrower shall cooperate with all reasonable requests of Lender in order to reallocate the amount of the Loan and the Mezzanine Loan and shall execute and deliver such documents as shall reasonably be required by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender.

ARTICLE 14

INDEMNIFICATIONS

Section 14.1. GENERAL INDEMNIFICATION.

Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Properties or any part thereof; (d) any failure of the Properties to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Reserve Accounts or the performance of the Required Work, Additional Required Repairs or Additional Replacements, or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 14.2. MORTGAGE AND INTANGIBLE TAX INDEMNIFICATION.

Subject to the terms set forth in Section 2.3(f), Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Mortgages, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes and any Foreign Tax imposed on Lender by reason of any connection between Lender and the taxing jurisdiction other than entering into this Agreement and receiving payments hereunder.

Section 14.3. ERISA INDEMNIFICATION.

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Section 4.8 or Section 5.18 of this Agreement.

Section 14.4. SURVIVAL.

The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of any Mortgage.

ARTICLE 15

EXCULPATION

Section 15.1. EXCULPATION.

(a) Except as otherwise provided herein or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower or Borrower Principal, as applicable, to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Borrower Principal, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Mortgages and the other Loan Documents, and the interest in the Properties, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Mortgages and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower or Borrower Principal, as applicable, only to the extent of Borrower’s or Borrower Principal’s interest in the Properties, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note, the Mortgages and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.1, sue for, seek or demand any deficiency judgment against Borrower or Borrower Principal in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Mortgages or the other Loan Documents. The provisions of this Section 15.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Mortgages or the other Loan Documents; (ii) impair the right of Lender to name Borrower or Borrower Principal as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Mortgages; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in Section 12.6, Section 13.5 and Article 14 of this Agreement), guaranty (including, without limitation, the Maryland Guaranty), master lease or similar instrument made in connection with this Agreement, the Note, the Mortgages and the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases provisions contained in the Mortgages; or (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower or Borrower Principal if necessary to obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under this Agreement; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b) Notwithstanding the provisions of this Section 15.1 to the contrary, Borrower and Borrower Principal shall be personally liable to Lender on a joint and several basis for Losses due to:

(i) fraud or intentional misrepresentation by Borrower, Borrower Principal or any other Affiliate of Borrower or Borrower Principal in connection with the execution and the delivery of this Agreement, the Note, the Mortgages, any of the other Loan Documents, or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan;

(ii) Borrower’s misapplication or misappropriation of Rents received by Borrower after the occurrence of an Event of Default;

(iii) Borrower’s misapplication or misappropriation of tenant security deposits or Rents collected in advance;

(iv) the misapplication or the misappropriation of Insurance Proceeds or Awards;

(v) Borrower’s failure to pay Taxes, Other Charges (except (a) to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof and there exists no impediment to Lender’s utilization thereof or (b) to the extent the Net Operating Income of each respective Property encumbered by a Mortgage was insufficient to permit payment of the same by Borrower), charges for labor or materials or other charges that can create liens on the Property beyond any applicable notice and cure periods specified herein;

(vi) Borrower’s failure to return or to reimburse Lender for all Personal Property taken from the Properties by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value;

(vii) any act of actual waste or arson by Borrower, any principal, Affiliate, member or general partner thereof or by Borrower Principal, any principal, Affiliate, member or general partner thereof;

(viii) Borrower’s failure following any Event of Default to deliver to Lender upon demand all Rents and books and records relating to the Properties;

(ix) Borrower’s gross negligence or willful misconduct;

(x) the payment of any recording taxes, mortgage taxes or documentary stamp taxes or other charges required in connection with any Mortgage or the other Loan Documents, whenever due, together with any fines, interest, penalties or similar charges resulting from the non-payment thereof; or

(xi) the Ground Lease being modified, cancelled or terminated by Borrower without the prior written consent of Lender.

(c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall become fully recourse to Borrower and Borrower Principal, jointly and severally, in the event (i) of a breach of any of the provisions set forth in Article 6, except the extent that such breach was inadvertent, immaterial and is promptly cured, (ii) of a breach of any of the covenants set forth in Article 7 hereof, (iii) any Individual Property or any part thereof shall become an asset in (A) a voluntary bankruptcy or insolvency proceeding of Borrower or Borrower Principal, or (B) an involuntary bankruptcy or insolvency proceeding of Borrower or Borrower Principal in connection with which Borrower, Borrower Principal, SPE Component Entity or any Affiliate of any of the foregoing has or have colluded in any way with the creditors commencing or filing such proceeding or (iv) if Borrower or any Affiliate of Borrower wrongfully interferes in any way with Lender’s pursuit of the remedies set forth in the Loan Documents following an Event of Default.

(d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgages or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Mortgages or the other Loan Documents.

ARTICLE 16

NOTICES

Section 16.1. NOTICES.

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Bank of America, N.A.
900 West Trade Street
Suite 650
Mail Code: NC1-026-06-01
Charlotte, North Carolina 28255
Telephone No: (866) 531-0957
Facsimile No.: (704) 317-4501

With a copy to:	Thacher Proffitt & Wood LLP
2 World Financial Center
New York, New York 10281
Attention: David S. Hall, Esq.
Telephone No.: (212) 912-7400
Facsimile No.: (212) 912-7751

If to Borrower:	Capital Lodging Properties I, L.P.
c/o Capital Lodging
2927 Maple Avenue, Suite 503
Dallas, Texas 75201
Attention: John Bailey
Facsimile No.: (214) 373-6243

Capital Lodging TRS Operations I, Inc.
c/o Capital Lodging
2927 Maple Avenue, Suite 503
Dallas, Texas 75201
Attention: John Bailey
Facsimile No.: (214) 373-6243

Capital Lodging Maryland Properties, LLC
c/o Capital Lodging
2927 Maple Avenue, Suite 503
Dallas, Texas 75201
Attention: John Bailey
Facsimile No.: (214) 373-6243

Capital Lodging Maryland Properties Holdings, LLC
c/o Capital Lodging
2927 Maple Avenue, Suite 503
Dallas, Texas 75201
Attention: John Bailey
Facsimile No.: (214) 373-6243

With a copy to:	Morgan, Lewis & Bockius LLP
300 S. Grand Ave, Suite 2200
Los Angeles, CA 90071
Attention: J. Michael Jack
Facsimile No.: (877) 432-9652

If to Borrower Principal:	Capital Lodging Operating Partnership, L.P.
c/o Capital Lodging
2927 Maple Avenue, Suite 503
Dallas, Texas 75201
Attention: John Bailey
Facsimile No.: (214) 373-6243

With a copy to:	Morgan, Lewis & Bockius LLP
300 S. Grand Ave, Suite 2200
Los Angeles, CA 90071
Attention: J. Michael Jack
Facsimile No.: (877) 432-9652

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

ARTICLE 17

FURTHER ASSURANCES

Section 17.1. REPLACEMENT DOCUMENTS.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

Section 17.2. RECORDING OF MORTGAGE, ETC.

Borrower forthwith upon the execution and delivery of the Mortgages and thereafter, from time to time, will cause the Mortgages and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Properties and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Properties. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Mortgages, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Properties and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Mortgages, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Properties or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 17.3. FURTHER ACTS, ETC.

Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses into the name of Lender or its designee after the occurrence of any Event of Default, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Mortgages, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in the Properties. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.

Section 17.4. CHANGES IN TAX, DEBT, CREDIT AND DOCUMENTARY STAMP LAWS.

(a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of any Individual Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in an Individual Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.

(b) Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against an Individual Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of an Individual Property, or any part thereof, for real estate tax purposes by reason of the Mortgages or the Debt. If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.

If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Mortgages, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

Section 17.5. EXPENSES.

Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements and the allocated costs of internal legal services and all actual disbursements of internal counsel) reasonably incurred by Lender in accordance with this Agreement in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (b) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (e) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (f) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (g) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (h) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

ARTICLE 18

WAIVERS

Section 18.1. REMEDIES CUMULATIVE; WAIVERS.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Borrower Principal pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 18.2. MODIFICATION, WAIVER IN WRITING.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 18.3. DELAY NOT A WAIVER.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 18.4. TRIAL BY JURY.

BORROWER, BORROWER PRINCIPAL AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, BORROWER PRINCIPAL AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER, BORROWER PRINCIPAL AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER, BORROWER PRINCIPAL AND LENDER.

Section 18.5. WAIVER OF NOTICE.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 18.6. REMEDIES OF BORROWER.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 18.7. CROSS-DEFAULT; CROSS-COLLATERALIZATION; WAIVER OF MARSHALLING OF ASSETS.

(a) Borrower acknowledges that the Lender has made the Loan to Maker upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale of inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of an Individual Property in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 18.8. CONTRIBUTIONS AND WAIVERS.

(a) As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its Obligations and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 9.8 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section 18.8, includes any exercise of recourse by Lender against any Collateral of a Borrower and application of proceeds of such Collateral in full or partial satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b) Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c) In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 18.8.

(d) For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower (as measured by the difference of the value of the Individual Properties owned by the other Borrowers, less the portion of the Loan proceeds received by such other Borrowers) resulting from the other Borrowers having guaranteed or mortgaged their Individual Properties to secure the Obligations of such Borrower to Lender.

(e) Each Borrower shall be liable to a Funding Borrower in an amount equal to ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions); provided, however, that no such Borrower shall be liable to a Funding Borrower in an amount exceeding the Benefit Amount relating to such Borrower.

(f) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 18.8 above, that Borrower shall be deemed to be a

Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g) Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 18.8 shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full. Nothing contained in this Section 18.8 shall limit or affect in any way the Obligations of any Borrower to Lender under this Note or any other Loan Documents.

(i) To the extent permitted under applicable Legal Requirements, each Borrower waives:

(A) any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(B) the defense of the statute of limitations in any action against any other Borrower or for the collection of any indebtedness or the performance of any obligation under the Loan;

(C) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;

(D) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(E) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(F) any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(G) presentment, demand, protest and notice of any kind;

(H) any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(I) any defense based upon any failure of Lender to comply with Applicable Laws in connection with the sale or other disposition of any collateral, including, without limitation, any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(J) any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;

(K) any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(L) any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(M) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(N) any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(O) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; and

(P) any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable Mortgages to be satisfied by any payment from any other Borrower or any such party.

(j) To the extent permitted under applicable Legal Requirements, each Borrower waives:

(A) all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(B) all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things: (i) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (ii) if Lender forecloses on any real property collateral pledged by any other Borrower, (a) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (b) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and

(C) any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Mortgages or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Section 18.9. WAIVER OF STATUTE OF LIMITATIONS.

Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.

Section 18.10. WAIVER OF COUNTERCLAIM.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 18.11. BORROWER/MAKER.

In the event that the Maryland Guarantor is released as security for the Loan, all references herein to “Borrower” shall refer to Maker.

ARTICLE 19

GOVERNING LAW

Section 19.1. CHOICE OF LAW.

This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of New York, provided however, (a) that with respect to the creation, perfection, priority and enforcement of any Lien created by the Loan Documents, and the determination of deficiency judgments, the laws of the state where the applicable Individual Property is located shall apply, and (b) with respect to the security interest in each of the Reserve Accounts and the Lockbox Account, the laws of the state where each such account is located shall apply.

Section 19.2. SEVERABILITY.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.3. PREFERENCES.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

ARTICLE 20

MISCELLANEOUS

Section 20.1. SURVIVAL.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 20.2. LENDER’S DISCRETION.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender.

Section 20.3. HEADINGS.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 20.4. COST OF ENFORCEMENT.

In the event (a) that any Mortgage is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

Section 20.5. SCHEDULES INCORPORATED.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 20.6. OFFSETS, COUNTERCLAIMS AND DEFENSES.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 20.7. NO JOINT VENTURE OR PARTNERSHIP; NO THIRD PARTY BENEFICIARIES.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower (and Borrower Principal with respect to Article 4, Section 12.6, Article 13, Article 15 and Article 18) and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower (and Borrower Principal with the provisions described above) any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c) The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Properties, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Properties. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Properties.

(d) Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Mortgages, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f) Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Mortgages and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate the Properties and notwithstanding any investigation of the Properties by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Mortgages and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.

Section 20.8. PUBLICITY.

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender, Banc of America Securities LLC, or any of their Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld. Lender shall be permitted to make any news, releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Properties, Borrower, Borrower Principal and their respective Affiliates without the approval of Borrower or any such Persons. Borrower also agrees that Lender may share any information pertaining to the Loan with Bank of America Corporation, including its bank subsidiaries, Banc of America Securities LLC and any other Affiliates of the foregoing, in connection with the sale or transfer of the Loan or any Participations and/or Securities created.

Section 20.9. CONFLICT; CONSTRUCTION OF DOCUMENTS; RELIANCE.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 20.10. ENTIRE AGREEMENT.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 20.11. TAX DISCLOSURE.

Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative or other agent of each party) hereto may disclose to any and all persons, without limitation of any kind, any information with respect to the United States federal income “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such parties (or their representatives) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal income tax treatment or tax structure of the transactions contemplated hereby.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

_________________________________________, a
_________________________________________

By:
Name:
Title:

_________________________________________, a
_________________________________________

By:
Name:
Title:

_________________________________________, a
_________________________________________

By:
Name:
Title:

_________________________________________, a
_________________________________________

By:
Name:
Title:

BORROWER PRINCIPAL: Acknowledged and agreed to with respect to its obligations set forth in Article 4, Section 12.6, Article 13, Article 15 and Article 18 hereof:

_________________________________________, a
_________________________________________

By:
Name:
Title:

LENDER:
BANK OF AMERICA, N.A., a national banking association

By:
Name:
Title:

EXHIBIT A

BORROWER	Tax ID #
Capital Lodging Properties I, L.P., a _______________________

Capital Lodging Maryland Properties, LLC, a _______________________

Capital Lodging TRS Operations I, Inc., a _______________________

EXHIBIT B

Borrower Equity Ownership Structure

EXHIBIT C

Allocated Loan Amounts

EXHIBIT D

RESERVED

EXHIBIT E

Credit Card Direction Letter

Form of Credit Card Direction Letter

                    , 2004

[ADDRESSEE]

Re:	Payment Direction Letter for (describe property) (the “Property”)

[VISA/MASTERCARD/AMERICAN EXPRESS/

DISCOVER Account No:                     ]

To Whom it May Concern:

A new cash management system has been adopted in connection with our loan from Bank of America, N.A., its successors and/or assigns (“Lender”). Consequently, from and after the date of this letter, all payments due the undersigned should be delivered as follows:

(a) If by check, money order, or its equivalent, please mail such items to:

_________________________________

_________________________________

_________________________________

Attention: _________________________

(b) If by wire transfer to:

Payee:	__________________
ABA Routing #:	__________________
For Account: Account #:	__________________
Bank Contact:	__________________

This payment direction may not be rescinded or altered, except by a written direction signed by Lender or its agent.

We appreciate your cooperation.

Very truly yours,

[BORROWER]

EXHIBIT F

ANNUAL BUDGET

EXHIBIT G

FORM OF OPERATING STATEMENT

EXHIBIT H

RESERVED

SCHEDULE I

REQUIRED REPAIRS

REPAIR	RESERVE AMOUNT

SCHEDULE II

REPLACEMENTS

SCHEDULE III

FRANCHISE AGREEMENT DESCRIPTIONS

SCHEDULE IV

[GROUND LEASE DESCRIPTION]

SCHEDULE V

OPERATING LEASE DESCRIPTIONS

SCHEDULE VI

Net Operating Income for each of the Twelve Months Preceding the Closing Date

SCHEDULE VII

LIST OF FRANCHISES FOR EACH INDIVIDUAL PROPERTY

SCHEDULE VIII

CLOSING NOI FOR EACH INDIVIDUAL PROPERTY